UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington DC 20549

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive proxy statement

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VERTICALNET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 15, 2004

To Our Shareholders:

The 2004 annual meeting of shareholders of Verticalnet, Inc. will be held at the offices of Morgan, Lewis & Bockius, 1701 Market Street, Philadelphia, Pennsylvania, 19103 on November 15, 2004, beginning at 10:00 a.m. local time. At the meeting, you will be asked to act on the following matters:

(1)	Election of three directors.

(2)	Approval of the amendment and restatement of the Verticalnet, Inc. 2000 Equity Compensation Plan increasing the number of shares of common stock authorized for issuance under such plan from 4,000,000 to 7,000,000.

(3)	Approval of the conversion feature of the $5,925,603 promissory note we issued in connection with our acquisition of B2eMarkets, Inc.

(4)	Any other matters that properly come before the meeting.

All holders of record of shares of Verticalnet’s common stock at the close of business on August 20, 2004 are entitled to vote at the meeting or any postponements or adjournments of the meeting.

YOUR VOTE IS IMPORTANT. PLEASE READ THE PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE PROXY CARD AND THEN VOTE EITHER BY MAIL BY COMPLETING THE PROXY CARD AND RETURNING IT OR BY INTERNET OR TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE PROXY CARD SENT TO YOU.

By order of the Board of Directors,

Christopher G. Kuhn

Vice President, General Counsel and Secretary

September 30, 2004

Malvern, Pennsylvania

400 CHESTER FIELD PARKWAY

MALVERN, PENNSYLVANIA 19355

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Verticalnet, Inc. to be held on November 15, 2004 (the “Annual Meeting”), beginning at 10:00 a.m. local time, at the offices of Morgan, Lewis & Bockius, 1701 Market Street, Philadelphia, Pennsylvania 19103, and any postponements or adjournments thereof. Verticalnet first mailed these proxy materials to shareholders on or about October 4, 2004.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters listed in the Notice of Annual Meeting and any other matters that properly come before the meeting. In addition, the management team will report on the performance of Verticalnet during 2003 and respond to questions from shareholders.

Who can vote at the Annual Meeting?

All shareholders of record at the close of business on August 20, 2004, or the “record date,” are entitled to vote at the Annual Meeting and any postponements or adjournments of the meeting.

What are the voting rights of the holders of the common stock?

Holders of our common stock will vote on all matters to be acted upon at the Annual Meeting. Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon at the Annual Meeting.

Who can attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Everyone must check in at the registration desk at the meeting.

How do I vote?

You may attend the Annual Meeting and vote in person. Alternatively, you may vote your shares by proxy:

•	by mail, or

•	by telephone.

To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided for receipt by us prior to November 15, 2004 (proxy cards received on or after November 15, 2004 will not be counted). The enclosed proxy card contains instructions for telephone voting, which is available to shareholders 24 hours a day, 7 days a week until 10:00 a.m., Malvern, Pennsylvania time on, November 14, 2004.

Please note that if your shares are held in “street name,” you must check the proxy card or contact your broker or nominee to determine if you will be able to vote by telephone or via the Internet. If you want to vote in person at the Annual Meeting and you hold Verticalnet common stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

Please also note that by casting your vote by proxy in any of the three ways listed above, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential except in certain circumstances where it is important to protect the interests of Verticalnet and its shareholders.

What if I do not indicate my preference on the proxy card?

If you do not indicate how you would like your shares to be voted for a particular proposal, your shares will be voted (i) FOR the election of the nominated slate of directors, (ii) FOR the approval of the amendment and restatement of the Verticalnet, Inc. 2000 Equity Compensation Plan increasing the number of shares of common stock authorized for issuance thereunder from 4,000,000 to 7,000,000; and (iii) FOR approval of the conversion feature of the $5,925,603 promissory note we issued in connection with our acquisition of B2eMarkets, Inc. As to other matters as may properly come before the meeting (or any adjournments or postponements thereof), the proxy holders will vote as recommended by the Board of Directors. If no such recommendation is made, the proxy holders will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Verticalnet either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request to recast your vote. Attendance at the Annual Meeting will not, by itself, revoke a previously granted proxy.

What constitutes a quorum?

As of the record date, Verticalnet had 33,957,114 shares of its common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all shareholders are entitled to cast as of the record date will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the Annual Meeting for purposes of a quorum.

What are the recommendations of the Board of Directors?

Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below. In summary, the Board recommends a vote:

•	FOR the election of the nominated slate of directors;

•	FOR the approval of the amendment and restatement of the Verticalnet, Inc. 2000 Equity Compensation Plan increasing the number of shares of common stock authorized for issuance thereunder from 4,000,000 to 7,000,000; and

•	FOR the approval of the conversion feature of the $5,925,603 promissory note we issued in connection with our acquisition of B2eMarkets, Inc.

The proxy holders will vote as recommended by the Board of Directors with respect to any other matter that properly comes before the Annual Meeting. If the Board of Directors on any such matter gives no recommendation, the proxy holders will vote in their own discretion.

What vote is required to approve each proposal?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD” authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Thus, the three candidates with the most affirmative votes will be elected at the Annual Meeting.

Approval of Amendment and Restatement of Verticalnet, Inc. 2000 Equity Compensation Plan. For Proposal 2, the approval of the amendment and restatement of the Verticalnet, Inc. 2000 Equity Compensation Plan to increase the number of shares of common stock authorized for issuance under such plan from 4,000,000 to 7,000,000, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote for the proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to such matter will be counted for purposes of determining whether a quorum exists. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of the proposal.

Approval of Conversion Feature of Promissory Note Issued in the B2eMarkets Acquisition. For Proposal 3, the approval of the conversion feature of the $5,925,603 promissory note we issued in connection with our acquisition of B2eMarkets, Inc., the affirmative vote of a majority of the votes cast by all shareholders entitled to vote for the proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to such matter will be counted for purposes of determining whether a quorum exists. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of the proposal. We issued 5,100,000 shares of Verticalnet common stock in connection with our acquisition of B2eMarkets, Inc. Pursuant to applicable Nasdaq rules, such shares are not entitled to vote on this proposal, however, such shares are counted for purposes for establishing a quorum.

Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters include matters such as amendments to stock plans. Therefore, if you do not give your broker or nominee specific instructions, your shares may not be voted on non-routine matters and will not be counted in the voting results. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Accordingly, broker non-votes will not be counted toward a nominee’s total of affirmative votes in the election of directors and will have no effect on the approval of the other proposals.

Who conducts the proxy solicitation and how much will it cost?

Verticalnet is soliciting the proxies and will bear the cost of the solicitation. Verticalnet has retained Georgeson Shareholder to aid in the solicitation. For these services, Verticalnet will pay Georgeson Shareholder a fee of $6,000 and reimburse it for out-of-pocket disbursements and expenses. Verticalnet may ask its officers and other employees, without compensation other than their regular compensation, to solicit proxies by further mailing or personal conversations, or by telephone, facsimile, Internet or other means of electronic transmission. Verticalnet will also, if asked, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the common stock.

INFORMATIONAL NOTE REGARDING PRIOR STOCK SPLITS

Information in this proxy statement has been adjusted to reflect three separate stock splits of our common stock. A two-for-one stock split was effected on August 20, 1999 and another two-for-one stock split was effected on March 31, 2000. A one-for-ten reverse stock split was effected on July 15, 2002. All references to shares and per share amounts have been adjusted retroactively for these splits.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors is currently divided into three classes; two classes consist of 3 members and one class has 4 members. Each class has a three-year term. The classes expire in successive years.

The Board of Directors proposes that each of the nominees identified below, all of whom are currently serving as directors, be re-elected into the class listed below for a new term expiring at the annual meeting in the year listed below and until their successors are duly elected and qualified.

	Nominee For:		Current Director In:
Name	Class	Term Expiring	Class	Term Expiring
Jeffrey C. Ballowe	II	2007	II	2004
Michael J. Hagan	II	2007	II	2004
Gregory G. Schott	II	2007	II	2004

Each of the nominees has consented to serve for the term indicated above. If any of them become unavailable to serve as a director prior to the end of their term, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board Recommends That You Vote “FOR” Each of the Following Class II Director Nominees:

JEFFREY C. BALLOWE, 48, has served as a director since July 1998. Mr. Ballowe is retired from Ziff-Davis, Inc. where he was President, Interactive Media and Development Group. Before leaving Ziff Davis at the end of 1998, Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV (now TechTV), and the initial ZD/Softbank investment in Yahoo!, Inc. Currently he serves as a director of Onvia.com and as a member of the Advisory Board of the Internet Capital Group, Inc. He is the co-founder and past President of the not-for-profit Electronic Literature Organization and a member of the Board of Trustees of Lawrence University. He has an MBA from the University of Chicago, an M.A. in French from the University of Wisconsin-Madison, and a B.A. from Lawrence University.

MICHAEL J. HAGAN, 41, co-founded Verticalnet in 1995 and has served as Chairman of the Board since February 2002 and as a director since 1995. Mr. Hagan has been Chairman and Chief Executive Officer of NutriSystem, Inc. since December 2002. Prior to that, he served as our President and Chief Executive Officer from January 2001 until February 2002, and Executive Vice President and Chief Operating Officer from January 2000 to January 2001. Prior to our founding, Mr. Hagan was Vice President and Senior Manager at Merrill Lynch Asset Management from 1990 to 1995. Currently he serves as a director of NutriSystem, Inc. and a trustee of American Financial Realty Trust and Saint Joseph’s University. Mr. Hagan received a B.S. from St. Joseph’s University and was formerly a Certified Public Accountant.

GREGORY G. SCHOTT, 40, has served as a director since August 2003. Mr. Schott served as Senior Vice President of Marketing for Agile Software Corporation from 2001 to 2002. From 1999 to 2001 Mr. Schott served as Vice President of Business Development for Agile. From 1997 to 1999, Mr. Schott served as Vice President of Marketing at Digital Generation Systems, Inc., a provider of digital distribution systems to the broadcast advertising industry. From 1996 to 1997, Mr. Schott served as Vice President of Operations, from 1995 to 1996 as Director of Business Development and from 1994 to 1995 as Director of Operations, all at Digital Generation Systems. From 1991 to 1994, Mr. Schott served as a management consultant at The Boston Consulting Group. Mr. Schott received a B.S. in Mechanical Engineering from North Carolina State University and an MBA from Stanford University.

Incumbent Directors

The following persons are serving as Class I directors, whose terms expire in 2006:

ROBERT F. BERNSTOCK, 53, has served as a director since December 2001. Mr. Bernstock has been the Executive Vice President and President of North America of The Scotts Company since June 2003. Prior to that he was the Senior Vice President and General Manager, Air Care, Food & Branded Commercial Markets of The Dial Corporation from October 2002 to June 2003. He was the President and Chief Executive Officer and a board member of Atlas Commerce from January 2001 to December 2001. Mr. Bernstock was President, Chief Executive Officer and a board member of Vlasic Foods International Inc. from March 1998 when Vlasic was spun-off from Campbell Soup Company, to December 2000. Vlasic filed voluntarily for bankruptcy in January 2001 under Chapter 11 of the United States Bankruptcy Code. Mr. Bernstock served as Executive Vice President of Campbell Soup Company and President of its Specialty Foods Division from July 1997 to March 1998. Prior to that, he was appointed President—U.S. Grocery Division and Senior Vice President of Campbell Soup Company in March 1996. Mr. Bernstock served as President—International Grocery Division of Campbell Soup Company from August 1994 to February 1996. He served as President—International Soup Division of Campbell Soup Company from June 1993 to July 1994 and was Vice President of Campbell Soup Company. Mr. Bernstock received his MBA from Harvard Business School and a B.A. from Hamilton College.

WALTER W. BUCKLEY, III, 43, has served as a director since 1996. Mr. Buckley is co-founder, chief executive officer, and chairman of the board of Internet Capital Group, Inc. Prior to joining Internet Capital Group, Mr. Buckley was Vice President of Acquisitions for Safeguard Scientifics, Inc. between 1991 and 1996. Mr. Buckley directed many of Safeguard’s investments and was also responsible for developing and executing Safeguard’s multi-media and Internet investment strategies. Mr. Buckley is also a member of the board of directors of ICG Commerce, Commercequest, eCredit, and Marketron. Mr. Buckley received his B.A. from the University of North Carolina, Chapel Hill.

MARK L. WALSH, 50, has served as a director since August 1997. He is the managing partner of Ruxton Associates, a private equity and investment firm he founded in April 2002. He was Chief Executive Officer of Air America Radio from November 2003 until April 2004. He also served as head of internet operations for the John Kerry Presidential Campaign from June 2003 through September 2003, and as Chief Technology Advisor to the Democratic National Committee from December 2001 until September 2002. He served as Chairman of the Verticalnet Board of Directors from July 2000 until February 2002. Prior to that, he served as President and Chief Executive Officer from August 1997 to July 2000. Before joining Verticalnet, he was a Senior Vice President and corporate officer at America Online, Inc. from 1995 to 1997. He founded and managed AOL Enterprise, the business-to-business division of AOL. Prior to his position with AOL, Mr. Walsh was the President of GEnie, General Electric’s online service. He currently serves on a number of private company and non-profit boards of directors and advisors. He received his MBA from Harvard Business School and B.A. from Union College.

DARRYL E. WASH, 39, has served as a director since August 2004. Mr. Wash co-founded Ascend Venture Group, LLC in January 2000 and has served as its Managing Partner since January 2000. Ascend is a private investment firm specializing in the education and applied technology industries. Prior to founding Ascend, he served as a Managing Director of Peter J. Solomon Company, a New York-based private investment bank focused in the retail, communications and education markets, from April 1995 to January 2000. Prior to that, Mr. Wash was employed in the Investment Banking Division of Goldman, Sachs & Co. from June 1991 to March 1995. Currently, Mr. Wash serves as a director of several Ascend portfolio companies as well as the National Association of Investment Companies. Mr. Wash received a B.A. in Economics from the University of California at Berkeley and an MBA from Stanford University.

The following persons are serving as Class III directors, whose terms expire in 2005:

NATHANAEL V. LENTZ, 41, has served as our President and Chief Executive Officer since November 2002. He was our Senior Vice President of Strategy and Marketing from August 2000 to November 2002, during which time he had responsibility for guiding our transition from an operator of internet-marketplaces to a provider of supply management solutions. Prior to that, Mr. Lentz was a Vice President and Partner at Mercer Management Consulting, where he was employed from September 1991 to May 1998 and January 1999 to August 2000. While at Mercer, Mr. Lentz managed the San Francisco office and was a leader in their Global Process Industries and E-Commerce Practices. From May 1998 to November 1998, he was employed as Vice President of Strategic Development at CMC Industries, an electronic manufacturing services company located in Santa Clara, CA. Mr. Lentz received his MBA from Stanford University where he was an Arjay Miller scholar and a B.A. from Brown University.

VINCENT J. MILANO, 41, has served as a director since August 2003. Mr. Milano is currently serving as Vice President, Chief Financial Officer of ViroPharma Inc., a position he has held since November 1997. In addition, Mr. Milano has served as Vice President, Finance & Administration of ViroPharma since February 1997, as Treasurer since July 1996, and as Executive Director, Finance & Administration from April 1996 until February 1997. From 1985 until he joined ViroPharma, Mr. Milano was with KPMG LLP, independent certified public accountants, where he was a Senior Manager since 1991. Mr. Milano is a Certified Public Accountant. Mr. Milano received his B.S. in accounting from Rider College.

JOHN N. NICKOLAS, 37, has served as a director since February 2003. Mr. Nickolas has been Director, Finance & Accounting with The Philadelphia Phillies since July 2003. Prior to joining The Philadelphia Phillies, Mr. Nickolas had been a managing director with Internet Capital Group Inc. since January 1999. During his tenure at Internet Capital Group, Mr. Nickolas served in a variety of roles including Chief Financial Officer of ICG Europe Ltd., a wholly owned subsidiary, and as a board member and Chief Financial Officer of Logistics.com, an Internet Capital Group partner company that was sold in December 2002. Prior to joining Internet Capital Group, Mr. Nickolas served in various financial positions with Safeguard Scientifics, Inc. from 1994 through 1998, most recently as Corporate Controller. Prior to joining Safeguard, Mr. Nickolas was an audit manager in the Philadelphia office of KPMG LLP. Mr. Nickolas graduated summa cum laude with a B.S. in Accounting from West Chester University.

Compensation of Directors

On May 28, 2003, the Board of Directors adopted a policy regarding director compensation. The policy provides that any non-employee director first elected or appointed to the Board after May 28, 2003 will receive an initial option grant to purchase 15,000 shares of Verticalnet common stock and that each year, as of Verticalnet’s annual meeting of shareholders, each non-employee director will receive an option grant to purchase 15,000 shares of Verticalnet common stock. The first of such annual option grants took place as of the 2003 annual meeting of shareholders. The options are non-qualified stock options granted at an exercise price equal to the last reported sale price of Verticalnet common stock, as reported on The Nasdaq SmallCap Market on the date of grant. The options vest over a one-year period, with 25% of the option vesting each quarter from the date of grant and have a maximum term of 10 years, except that a director has 90 days to exercise the option after leaving the Board. In 2003, Messrs. Ballowe, Bernstock, Milano, Nickolas, Schott and Walsh received options to acquire 15,000 shares of Verticalnet common stock each. Messrs. Hagan and Buckley chose not to accept the options granted.

Although Verticalnet does not pay its directors cash compensation for regular service on the Board, Verticalnet’s director compensation policy provides that each non-employee director serving as a member of the Audit Committee and Compensation Committee will receive $14,000 and $6,000, respectively, per year, with the Chairman of the Audit Committee receiving an additional $6,000. Commencing on October 1, 2004, each non-employee director that serves as a member of the Nominating and Corporate Governance Committee will receive $6,000 per year. Non-employee directors are also reimbursed for reasonable travel expenses to attend meetings.

Prior to May 28, 2003, Verticalnet did not have a formal director compensation policy. During this period, non-employee directors were reimbursed for expenses they incurred in attending meetings and were granted options to purchase Verticalnet common stock which were granted by the Compensation Committee and/or the Board from time to time. Prior to the adoption of Verticalnet’s director compensation policy on May 28, 2003, non-employee directors that served as members of the Audit Committee and Compensation Committee received $3,500 and $1,500, respectively, for each fiscal quarter that they served on such committee, and the Chair of the Audit Committee received an additional $1,500 per fiscal quarter.

Board and Committees

The Board of Directors is currently composed of Messrs. Hagan, Lentz, Ballowe, Bernstock, Buckley, Milano, Nickolas, Schott, Walsh and Wash. Mr. Hagan is the Chairman of the Board of Directors. The Board has determined that as of the Annual Meeting, Messrs. Ballowe, Buckley, Milano, Nickolas, Schott and Wash will be “independent directors” as that term is defined by the applicable listing standards of The Nasdaq Stock Market.

The Board met 10 times during 2003. Four of the meetings were regular meetings and the other six were special meetings. Each of the directors attended at least 75% of the total number of meetings of the Board and the committee(s) on which he served during 2003. Pursuant to our Corporate Governance Guidelines, all directors are encouraged to attend annual and special meetings of shareholders. Messrs. Hagan, Lentz, Nickolas and Walsh were in attendance at our 2003 annual meeting of shareholders. The Board has established the following standing committees:

Audit Committee. The principal purposes of the Audit Committee of the Board of Directors (the “Audit Committee”) are to oversee our processes of accounting, auditing, financial reporting, internal controls and legal compliance functions, including without limitation, oversight of (i) the processes to insure the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; and (iv) the performance of our independent auditors. In discharging its duties, the Audit Committee:

•	selects our independent auditors and approves in advance any audit or non-audit service provided to us by our independent auditors;

•	reviews and discusses our financial statements with management and our independent auditors;

•	reviews with management and our independent auditors matters relating to our internal accounting controls, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the outside auditors and other matters relating to our financial condition;

•	reviews with management our disclosure controls and procedures;

•	reviews with management and our independent auditors our compliance with applicable rules and regulatory requirements;

•	reviews transactions that involve a potential conflict of interest; and

•	reviews our annual report on Form 10-K and our quarterly reports on Form 10-Q for filing with the SEC.

The Audit Committee acts pursuant to a written charter, a copy of which is posted on the Corporate Governance section of our website, www.verticalnet.com.

The Audit Committee is currently composed of Messrs. Milano, Ballowe and Schott, each of whom the Board has determined is “independent” as that term is defined by applicable listing standards of the Nasdaq Stock Market. Mr. Milano is the Chairman of the Audit Committee. The Board has designated Mr. Milano as an “audit committee financial expert” as defined under Item 401(h)(2) of Regulation S-K of the Securities Exchange Act of 1934, as amended. In 2003, the Audit Committee met 16 times.

Compensation Committee. The compensation committee of the Board of Directors (the “Compensation Committee”) is charged with reviewing Verticalnet’s general compensation policies; reviewing, approving, recommending and administering Verticalnet’s incentive compensation and stock option plans; and approving certain employment arrangements. The Compensation Committee acts pursuant to a written charter, a copy of which is posted on the Corporate Governance section of our website, www.verticalnet.com.

The Compensation Committee is currently composed of Messrs. Buckley, Ballowe and Schott, each of whom the Board has determined is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market. Mr. Buckley is the Chairman of the Compensation Committee. In 2003, the Compensation Committee met two times.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) was created by resolution of the Board in April 2004. The Nominating and Corporate Governance Committee is responsible for identifying and recommending the director nominees to be selected by the Board of Directors for each annual meeting of shareholders; implementing the Board’s criteria for selecting new directors; developing, reviewing and recommending to the Board a set of corporate governance policies applicable to Verticalnet; and providing oversight for the evaluation of the performance of the Board of Directors. The Nominating and Corporate Governance Committee acts pursuant to a written charter, a copy of which is posted on the Corporate Governance section of our website, www.verticalnet.com.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Nickolas, Buckley and Milano, each of whom the Board has determined is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market. Mr. Nickolas is the Chairman of the Nominating and Corporate Governance Committee. The initial meeting of the Nominating and Governance Committee was in August 2004, when it recommended the nomination of Messrs. Ballowe, Hagan and Schott as candidates for election by the shareholders at the Annual Meeting.

Director Candidates

Shareholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, his or her name will be included in Verticalnet’s proxy card for the shareholder meeting at which his or her election is recommended.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names and background to Mr. Nickolas, Chairman of the Nominating and Corporate Governance Committee, at the address set forth below under “Shareholder Communications.” The Nominating and Corporate Governance Committee will consider a shareholder recommendation only if the following information is provided on a timely basis:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•	information about the relationship between the candidate and the recommending shareholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending shareholder owns and the length of time the shares have been owned.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee is authorized to retain advisers and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee did not retain any such advisers or consultants during 2003.

Assuming that appropriate information is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria which are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of the our business. The Nominating and Corporate Governance Committee also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to our business. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Shareholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board, by the procedures set forth herein under “Deadline for Submission of Shareholder Proposals for the 2005 Annual Meeting.”

At the Annual Meeting, shareholders will be asked to consider the election of Gregory G. Schott who was originally proposed to the Board of Directors by Mr. Lentz, our President and Chief Executive Officer and a member of our Board of Directors. Mr. Schott was a business associate of Mr. Lentz and possessed relevant experience in the software arena. The Board determined to include Mr. Schott among its nominees.

Shareholder Communications

The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Mr. Nickolas, the Chairman of the Nominating and Corporate Governance Committee, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Nickolas as the Chairman of the Nominating and Corporate Governance Committee considers to be important to the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board should address such communications in care of Christopher G. Kuhn, Secretary, at Verticalnet, Inc., 400 Chester Field Parkway, Malvern, Pennsylvania 19355.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE VERTICALNET, INC.

2000 EQUITY COMPENSATION PLAN INCREASING THE NUMBER OF SHARES OF

COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

FROM 4,000,000 TO 7,000,000

We use four equity compensation plans to grant stock options to employees, all of which have previously been approved by our shareholders. Our shareholders approved the 2000 Equity Compensation Plan (the “2000 Plan”) at our 2000 annual meeting of shareholders. On April 23, 2003, the Board amended and restated the 2000 Plan increasing the number of shares of common stock authorized for issuance thereunder to 4,000,000 shares (up from 1,000,000) and our shareholders approved the 2000 Plan, as amended and restated on April 23, 2003, at our 2003 annual meeting of shareholders (the 2000 Plan, as amended and restated on April 23, 2003, is hereinafter referred to as, the “2000 Plan”). On August 26, 2004, the Board again amended and restated the 2000 Plan further increasing the number of shares of common stock authorized for issuance thereunder to 7,000,000 shares (up from 4,000,000). The 2000 Plan permits grants to all employees, including officers, and to non-employee directors, consultants or advisors.

The Board believes it is in Verticalnet’s and its shareholders best interest to approve the amendment and restatement of the 2000 Plan increasing the number of shares of common stock authorized for issuance thereunder from 4,000,000 to 7,000,000. The 2000 Plan is intended to encourage employees to contribute materially to our growth, thereby benefiting our shareholders, and aligning the interests of the employees with shareholders. Since the last amendment and restatement of the 2000 Plan was approved by our shareholders at our 2003 annual meeting of shareholders on June 18, 2003, Verticalnet has grown its business and the number of its employees significantly, both through internal growth, as well as by acquiring other businesses. In 2004, Verticalnet acquired (i) Tigris Corp., (“Tigris”) a strategic sourcing and supply chain consultancy which employed 54 individuals at the time of the acquisition, and (ii) B2eMarkets, Inc., (“B2eMarkets”) an eSourcing software development business which employed 50 individuals at the time of the acquisition. As a result, our employee headcount has increased from approximately 65 on June 18, 2003 to 155 in August 2004.

The cumulative effect of the events set forth above has been to essentially consume all of the shares issuable under the 2000 Plan. For example, the acquisition of Tigris and B2eMarkets involved the issuance of options or Restricted Stock Units to acquire approximately 2,225,000 shares of Verticalnet common stock, including the issuance of options to acquire 480,000 shares as a result of the assumption of the Tigris option plan; options to acquire approximately 1,100,000 shares in the form of new employee grants to former Tigris employees who became Verticalnet employees as a result of the merger; Restricted Stock Units to acquire approximately 324,000 shares to former Tigris employees who became Verticalnet employees as a result of the merger; and options to acquire approximately 285,000 shares in the form of new employee grants to former B2eMarkets employees who became Verticalnet employees as a result of that merger. The options to acquire the 300,000 shares already issued to former B2eMarkets employees had an exercise price equal to the closing price of Verticalnet shares on the date of the grant ($1.20.) In addition, because we did not grant cash bonuses to our employees in either 2002 or 2003, in order to retain our existing employees, in 2003 and 2004 we issued bonuses to existing employees in the form of discounted options to acquire approximately 1.6 million shares.

Since our last Annual Meeting in 2003, our overhang has been significantly reduced. “Overhang” is the amount of issued options to purchase shares plus the available options to purchase shares, divided by the total shares outstanding.

As of July 31, 2003, our overhang was approximately 48.5% and as of July 31, 2004, our overhang was approximately 24.3%. The reduction of the overhang is primarily due to a reduction in the amount of options to purchase shares issued due to option exercises, and the increase in the number of shares outstanding from approximately 16,400,000 as of July 31, 2003 to approximately 31,000,000 as of July 31, 2004. The increase in the number of shares outstanding is due to the issuance of our common stock to finance (in part) the acquisitions of Tigris and B2eMarkets, which improved our operations, and four private placements of our common stock, which improved our balance sheet.

At the Annual Meeting, a proposal to approve the amendment and restatement of the 2000 Plan increasing the number of shares of common stock authorized for issuance thereunder from 4,000,000 to 7,000,000 will be presented to Verticalnet shareholders for approval. The Board believes the amendment and restatement of the 2000 Plan increasing the number of shares of common stock authorized for issuance thereunder is necessary in order to motivate Verticalnet’s expanded employee base. The Board further believes that an employee base that is motivated to materially contribute to Verticalnet’s continued growth will facilitate Verticalnet’s ability to successfully execute on its business strategy. In addition, the Compensation Committee, in consultation with an outside compensation consultant, is considering a plan in which the level of ownership of our senior management is increased to more fully align their interests with that of our shareholders.

As more fully described below, if this Proposal is approved, we expect to issue options to acquire approximately 700,000 shares in the form of additional new employee grants to former B2eMarkets employees who became Verticalnet employees as a result of the merger.

If shareholders do not approve the amendment and restatement of the 2000 Plan increasing the number of shares of common stock authorized for issuance thereunder to 7,000,000 at the Annual Meeting, the amendment will not become effective but we will continue to use the 2000 Plan.

Verticalnet, Inc. 2000 Equity Compensation Plan (as amended and restated August 26, 2004) is set forth in Annex A to this Proxy Statement. The following description of the Verticalnet, Inc. 2000 Equity Compensation Plan (as amended and restated August 26, 2004) is qualified in its entirety by reference to Annex A.

Summary of the 2000 Equity Compensation Plan (as amended and restated August 26, 2004)

The Compensation Committee administers the 2000 Plan, as amended and restated August 26, 2004 (hereinafter referred to as the “2000 Plan”). The Compensation Committee has the sole authority to determine the individuals that receive grants; determine the type, size and terms of grants, the timing of grants and the period grants will be exercisable or when restrictions will lapse; amend the terms of previously issued grants; and deal with any other matters arising under the 2000 Plan. Nonetheless, the Compensation Committee may delegate to Verticalnet’s Chief Executive Officer the authority to make certain grants in accordance with applicable law and subject to any conditions and limitations imposed by the Compensation Committee. The Board may ratify and approve any grants it deems appropriate.

7,000,000 shares of common stock are reserved for issuance under the 2000 Plan. As of August 26, 2004, 5.3 million shares have been issued, 3.7 million shares have been reserved for outstanding grants and less than 8,000 shares are available for future grants. All shares subject to grants that expire or are cancelled, surrendered or terminated for any reason will be available for new grants under the 2000 Plan. The 2000 Plan limits the aggregate number of shares for which options or stock awards may be granted to any person during any calendar year to 500,000 shares. The Compensation Committee may adjust these limits, as well as the number of shares covered by outstanding grants, and the price per share of outstanding grants if there is any change in the number or class of shares because of stock dividends, stock split, merger, reclassification, or other similar changes in Verticalnet’s stock because of a corporate transaction.

All of our employees and employees of our subsidiaries are eligible to participate in the 2000 Plan, including employees who are officers or members of the Board and individuals who have accepted employment with us or any of our subsidiaries. Our non-employee directors, as well as certain consultants and advisors who perform services for us or our subsidiaries, are also eligible to participate in the 2000 Plan.

The 2000 Plan permits grants of incentive stock options, nonqualified stock options and stock awards. Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, individuals who have accepted employment, non-employee directors, consultants and advisors. The Compensation Committee determines the exercise price underlying the option. The exercise price for non-qualified stock options may be equal to, greater than or less than the fair market value of our common stock on the date of grant. The exercise price for incentive stock options may be equal to or greater than the fair market value of our common stock on the date of grant, and an incentive stock option granted to a 10% shareholder must have an exercise price of not less than 110% of the fair market of our common stock on the date of grant.

Participants may pay the exercise price of an option by (i) cash, (ii) with the approval of the Compensation Committee, by delivering shares of common stock owned by the grantee, (iii) payment though a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve.

Options will become exercisable according to the terms and conditions determined by the Compensation Committee and specified in the grant instrument. The Compensation Committee may accelerate the exercisability of any or all outstanding options at any time for any reason. The Compensation Committee will determine the term of each option, up to a maximum ten-year term. The term of an incentive stock option granted to an employee who owns more than 10% of our stock may not exceed five years from the date of grant. Options may be exercised while the grantee is an employee, consultant, advisor or member of the Board, or within a specified period of time after termination of employment or service.

The Compensation Committee may issue shares of common stock to employees, individuals who have accepted employment, consultants, advisors and non-employee directors subject to restrictions or no restrictions. Unless the Compensation Committee determines otherwise, during any restriction period, grantees will have the right to vote shares of stock awards and to receive dividends or other distributions paid on such shares. Unless the Compensation Committee determines otherwise, if a grantee’s employment or service terminates during any restriction period or if any other conditions are not met, the stock awards will terminate as to all shares on which restrictions are still applicable, and the shares must be immediately returned to Verticalnet.

Grants under the 2000 Plan may not be transferred except upon the grantee’s death or, with respect to grants other than incentive stock options, if permitted by the Compensation Committee pursuant to a domestic relations order. The Compensation Committee, on such terms as it deems appropriate, may permit a grantee to transfer nonqualified stock options to family members or other entities that benefit or are owned by family members.

The Board may amend or terminate the 2000 Plan at any time. However, the Board may not make any amendment without shareholder approval if such approval is required under the applicable provisions of the Internal Revenue Code or stock exchange requirements. The 2000 Plan will terminate on June 13, 2010, unless the Board terminates the 2000 Plan earlier or extends it with the approval of the shareholders.

The 2000 Plan provides that in the event of a change of control, unless the Compensation Committee determines otherwise, each outstanding option will continue in effect according to its terms. The Compensation Committee may take any of the following actions in the event of a change of control: (i) require that all outstanding options be assumed by or replaced with comparable options of the surviving company and that restricted stock be replaced with restricted stock of the surviving company, (ii) provide that all outstanding options are fully exercisable and that all restrictions on outstanding restricted stock immediately lapse, (iii) require grantees to surrender their outstanding options in exchange for payment by Verticalnet, in cash or common stock, of an amount equal to the amount by which the fair market value of our common stock exceeds the option price of the options, or (iv) determine that all outstanding options not exercised within a certain period will terminate.

A “change of control” will be deemed to occur if (i) any person becomes a beneficial owner, directly or indirectly, of our securities representing more than 50% of the voting power of our then outstanding securities, or (ii) its shareholders approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (x) the merger or consolidation of Verticalnet where the shareholders immediately before the transaction will not hold, immediately after the transaction, a majority of the stock of the surviving corporation, (y) a sale of substantially all of our assets, or (z) a liquidation or dissolution.

Federal Income Tax Consequences

The current federal income tax consequences of grants under the 2000 Plan are generally described below. This description of tax consequences is not a complete description, and is based on the Internal Revenue Code as presently in effect, which is subject to change, and is not intended to be a complete description of the federal income tax aspects of options and stock awards under the 2000 Plan.

Nonqualified Stock Options

An optionee will not be subject to federal income tax upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the then fair market value of the shares acquired over the exercise price. We will generally be able to take a deduction with respect to this compensation income for federal income tax purposes. The optionee’s tax basis in the shares acquired will equal the exercise price plus the amount taxable as compensation to the optionee. Upon a sale of the shares acquired upon exercise, any gain or loss is generally long-term or short-term capital gain or loss, depending on how long the shares are held. The required holding period for long-term capital gain is presently more than one year. The optionee’s holding period for shares acquired upon exercise will begin on the date of exercise.

Incentive Stock Options

An optionee who receives incentive stock options generally incurs no federal income tax liability at the time of grant or upon exercise of the options. However, the spread will be an item of tax preference which may give rise to alternative minimum tax liability at the time of exercise. If the optionee does not dispose of the shares before the date that is two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowable to us for federal income tax purposes in connection with the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired upon exercise of an incentive stock option disposes of the shares, the optionee will generally realize ordinary compensation income at the time of the disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of exercise or the amount realized on the disposition. The amount realized upon such a disposition will generally be deductible by us for federal income tax purposes.

Stock Awards

If a grantee receives an unrestricted stock award, the grantee will recognize compensation income upon the grant of the stock award. If a grantee receives a restricted stock award, the grantee normally will not recognize taxable income upon receipt of the stock award until the stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the grantee will recognize compensation income in an amount equal to the fair market value of the shares (less any amount paid for such shares) at that time. A grantee may, however, elect to recognize ordinary compensation income in the year the stock award is granted in an amount equal to the fair market value of the shares (less any amount paid for the shares) at that time, determined without regard to the restrictions. We will generally be entitled to a corresponding deduction at the same time, and in the same amount, as the grantee recognizes compensation income with respect to a stock award. Any gain or loss recognized by the grantee upon subsequent disposition of the shares will be capital gain or loss.

Tax Deductibility under Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a public company’s deductions for employee compensation exceeding $1,000,000 per year for the chief executive officer and the four other most highly compensated executive officers. Section 162(m) contains an exception for performance-based compensation that meets specific requirements. The 2000 Plan is intended to permit all options to qualify as performance-based compensation.

Withholding

We have the right to deduct any taxes required to be withheld with respect to grants under the 2000 Plan. We may require that the participant pay to us the amount of any required withholding. The Compensation Committee may permit the participant to elect to have withheld from the shares issuable to him or her with respect to an option or restricted stock the number of shares with a value equal to the required tax withholding amount.

Future Grants

Upon shareholder approval of the amendment and restatement of the 2000 Plan increasing the number of shares of common stock authorized for issuance thereunder, we expect to grant options to purchase approximately 700,000 shares of Verticalnet common stock to former employees of B2eMarkets who became Verticalnet employees as a result of the merger more fully described in Proposal 3. The options to acquire those approximately 700,000 shares will have an exercise price equal to the closing price of Verticalnet shares on the date of the grant. Of the options to acquire approximately 700,000 shares issued to former B2eMarkets employees, we have agreed to issue options to acquire 190,000 shares to Orville Bailey as part of his Employment Agreement. Of that amount, options to acquire 95,000 shares will have an exercise price equal to the closing price of Verticalnet shares on the date of the merger agreement (July 16, 2004) and the remaining options to acquire 95,000 shares will have an exercise price equal to the closing price of Verticalnet shares on the date of the grant.

Other than as disclosed above, we do not have any other definitive plans for granting of awards under the 2000 Plan and no determination has been made as to the number of stock options or stock awards to be granted, or the number or identity of optionees or recipients of awards.

Recommendation of the Board of Directors

The Board has unanimously approved the amendment and restatement of the 2000 Plan increasing the number of shares of common stock authorized thereunder from 4,000,000 to 7,000,000 and recommends that you vote “FOR” the approval of Proposal No.2.

PROPOSAL NO. 3

APPROVAL OF THE CONVERSION FEATURE OF THE $5,925,603 PROMISSORY NOTE WE ISSUED IN CONNECTION WITH OUR ACQUISITION OF B2EMARKETS, INC.

On July 19, 2004, we, through our direct, wholly-owned subsidiary Popcorn Acquisition Sub, Inc. (“Acquisition Sub”), acquired B2eMarkets, Inc. through a merger. The acquisition of B2eMarkets was made pursuant to an Agreement of Merger (the “Merger Agreement”) dated July 16, 2004 by and among Verticalnet, Acquisition Sub and B2eMarkets. Pursuant to the terms of the Merger Agreement, B2eMarkets was merged with and into Acquisition Sub on July 19, 2004, with Acquisition Sub being the surviving corporation.

Pursuant to the Merger Agreement, we issued an aggregate amount of 5,100,000 shares of common stock (the “Merger Shares”), valued on the date of closing at approximately $6,600,000, and a $5,925,603 promissory note (the “Promissory Note”) to certain stockholders of B2eMarkets. The Merger Shares represented approximately 19.7% of the our then outstanding common stock before giving effect to the issuance of such shares. The Promissory Note accrues interest at the rate of 8% per annum. Half of the outstanding principal amount of the Promissory Note is payable on July 16, 2007 and the remaining outstanding principal amount and interest earned thereon is payable on July 16, 2008. Subject to approval by our shareholders, the Promissory Note is initially convertible into 2,949,204 shares of our common stock (the “Conversion Shares”). Upon shareholder approval of the conversion feature, either we or the representative of the former stockholders of B2eMarkets (the “Stockholders Representative”) may require the conversion of the Promissory Note into our common stock. Upon shareholder approval of this Proposal, we expect to immediately require the conversion of the Promissory Note into our common stock.

We are seeking your approval solely with respect to the conversion feature of the Promissory Note. Neither Pennsylvania law nor our amended and restated articles of incorporation, as amended, or our amended and restated bylaws require us to obtain shareholder approval of the conversion feature of the Promissory Note, however, as our common stock is traded on The Nasdaq SmallCap Market, we are subject to the rules of The Nasdaq Stock Market. Nasdaq Marketplace Rule 4350(i) requires companies with securities traded on The Nasdaq Market System to obtain stockholder approval prior to issuing shares of common stock or securities convertible into or exercisable for shares of common stock that is equal to or in excess of 20% of the company’s outstanding common stock prior to the issuance or that could result in a change of control of such issuing company. Pursuant to Rule 4350(i), the Merger Shares we issued in connection with our acquisition of B2eMarkets are not entitled to vote on this proposal, however, such shares may be counted for purposes of establishing a quorum.

Nasdaq Marketplace Rule 4350(i)(1)(C)(ii). Under Marketplace Rule 4350(i)(1)(C)(ii), Nasdaq-listed companies are required to receive stockholder approval before making any issuance of securities in connection with the acquisition of the stock or assets of another company, where, due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash, the common stock to be issued (i) is or will be in excess of 20% of the outstanding common stock pre-issuance or (ii) constitutes voting power in excess of 20% of the outstanding voting power pre-issuance. In connection with our acquisition of B2eMarkets, we issued the Merger Shares representing approximately 19.7% of our then outstanding common stock and the Promissory Note to the security holders of B2eMarkets without obtaining shareholder approval. Such issuance did not exceed the 20% threshold of Marketplace Rule 4350(i)(1)(C)(ii) because the Promissory Note is not convertible until shareholder approval is obtained. We are, however, seeking shareholder approval of the conversion feature of the Promissory Note because the issuance of the Conversion Shares upon the conversion of the Promissory Note would exceed the 20% threshold of Marketplace Rule 4350(i)(1)(C)(ii) when aggregated with the Merger Shares we already issued in connection with the merger transaction. The Merger Shares and the Conversion Shares represent approximately 31.1% of our common stock outstanding common stock on the date of issuance of the Merger Shares and Promissory Note (before taking the issuance of the Merger Shares and Conversion Shares into account).

Nasdaq Marketplace Rule 4350(i)(1)(B). Under Marketplace Rule 4350(i)(1)(B), Nasdaq-listed companies are required to receive stockholder approval before any issuance or potential issuance of securities that would result in a change of control of the issuer. In connection with our acquisition of B2eMarkets, we issued the Merger Shares representing approximately 19.7% of our then outstanding common stock and the Promissory Note to security holders of B2eMarkets without obtaining shareholder approval as the issuance of less than 20% of a company’s outstanding common stock is not deemed a change of control under applicable Nasdaq rules. The Conversion Shares issuable upon the conversion of the Promissory Note and the Merger Shares represent approximately 31.1% of our common stock outstanding on the date of issuance of the Merger Shares and Conversion Shares (before taking the issuance of the Merger Shares and Conversion Shares into account). The issuance of approximately 31.1% of our then outstanding common stock could be deemed to constitute an actual or potential “change of control” of us for purposes of Marketplace Rule 4350(i)(1)(B). Therefore, we are seeking approval of the conversion feature of the Promissory Note in order to satisfy the requirements of Marketplace Rule 4350(i)(1)(B).

In the event our shareholders do not approve the conversion feature of the Promissory Note, there is no penalty or alternative outcome; the Promissory Note will continue subject to its terms (which are summarized below). In addition, the outcome of the vote of our shareholders with respect to the conversion feature of the Promissory Note will net affect the Merger of B2eMarkets with and into Acquisition Sub. The Merger of B2eMarkets with and into Acquisition Sub was completed on July 19, 2004 and was not contingent upon our shareholders voting to approve the conversion feature of the Promissory Note.

Reasons for the B2eMarkets Acquisition

B2eMarkets’ business consists of the development of an eSourcing software suite which includes strategy formulation, negotiation management, contract management and compliance, and performance management. The combined company, which as of today operates under the Verticalnet® name, brings together our top rated Spend Analysis and Advanced Sourcing solutions with B2eMarkets’ leading eSourcing suite including strategy formulation, negotiation management, contract management and compliance, and performance management software. Benefits of this combination include:

•	B2eMarkets brings proven “best of breed” competence in program management, eSourcing, contract management, and performance management capabilities, which when combined with our existing capabilities, provides a comprehensive suite of supply management solutions.

•	The combination of B2eMarkets and Verticalnet creates a company with increased scale from a financial, customer, and product standpoint. B2eMarkets generated approximately $8.1 million in revenues in the year ended December 31, 2003.

•	A majority of B2eMarkets’ customers operated via an on-demand software model with long-term subscription agreements. The subscription model provides us with a more balanced software and services revenue mix and enhanced visibility of future revenues.

•	With over 35 software customers with registered users on six continents using B2eMarkets’ solutions, we have expanded our base of software customers. In addition, the combined company has more than ten European customers in France, the United Kingdom, and Northern Europe.

•	Having been partners for the six months prior to the merger, the companies worked closely together in go-to-market efforts and in joint product planning. Prior to the merger, we had several common customers with B2eMarkets and had been jointly selected with B2eMarkets in multiple competitive sales processes.

Financial Information

Audited financial statements of B2eMarkets for 2002 and 2003 and unaudited interim financial statements of B2eMarkets for 2004 are set forth in Annex C hereto. Unaudited pro forma combined financial statements, including a pro forma condensed consolidated balance sheet as of June 30, 2004 and pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the six month period ended June 30, 2004 are set forth at Annex D. Such unaudited pro forma combined financial statements are presented as if Verticalnet and B2eMarkets had been operating as a combined entity. The pro forma data is for informational purposes only and may not necessarily reflect future results of operations and financial position or what the results of operations or financial position would have been had Verticalnet and B2eMarkets been operating as a combined entity for the specified periods. The unaudited pro forma combined financial statements should be read in conjunction with our audited consolidated financial statements and the accompanying notes included in our 2003 Annual Report to Shareholders and our unaudited interim consolidated financial statements included in our Quarterly Reports for the quarter ended March 31, 2004 and June 30, 2004 being mailed concurrently with this proxy statement and the historical consolidated financial statements of B2eMarkets included in Annex C.

Material Terms of the Promissory Note

The following description summarizes the material terms of the Promissory Note. You are urged to read carefully the Promissory Note in its entirety, a copy of which is attached in Annex B.

Principal, Maturity and Interest. The initial principal amount of the Promissory Note is $5,925,603. The Promissory Note accrues interest at the rate of 8% per annum. Interest on the outstanding principal amount of the Promissory Note is payable quarterly, commencing on September 30, 2004. We may elect to forgo making any interest payment, in which case such interest shall be added to the outstanding principal amount of the Promissory Note. Half of the outstanding principal amount of the Promissory Note is payable on July 16, 2007 and the remaining outstanding principal amount and interest earned thereon is payable on July 16, 2008.

Payments. The Promissory Note may be prepaid in whole or in part at any time, without penalty or premium.

Conversion. If our stockholders approve the proposal, the outstanding principal amount of the Promissory Note plus all accrued and unpaid interest thereon may be converted into a number of shares of our common stock equal to the quotient of (i) the entire unpaid principal amount of the Promissory Note plus any accrued and unpaid interest thereon, divided by (ii) $2.00922. We or the Stockholder Representative can require the conversion of the Promissory Note into our common stock. The $5,925,603 Promissory Note will be initially convertible into 2,949,204 shares of our common stock. In the event we elect to forgo making an interest payment, such interest will be added to the outstanding principal amount of the Promissory Note and thus, will increase the number of shares into which such Promissory Note is convertible.

Event of Default. Upon an event of default, the Stockholder Representative may accelerate in full the outstanding principal amount of the Promissory Note plus all accrued and unpaid interest thereon and the outstanding principal together with any accrued but unpaid interest shall become immediately (subject to a 10-day cure period in certain instances) due and payable in full. Each of the following will result in an event of default:

•	our failure to make any payment under the Promissory Note as and when due;
•	our bankruptcy, insolvency or reorganization or some similar event; or
•	our breach or failure to perform any other agreement, covenant, representation or warranty under the Promissory Note.

Change of Control. Upon a change of control, the outstanding principal amount of the Promissory Note plus all accrued and unpaid interest thereon will be immediately due and payable in full. Each of the following events will result in a change of control:

•	a merger, consolidation or other business combination or transaction to which we are a party and which results in our shareholders immediately prior to the effective date of such merger, consolidation or other business combination or transaction holding less than 50% of the voting power of the surviving entity or acquiring entity following such merger, consolidation or other business combination or transaction;
•	an acquisition by any person, entity or group of 50% or more of the voting power of all classes of our capital stock; or
•	a sale of all or substantially all of our assets.

Set-Off Right. The former stockholders of B2eMarkets have certain indemnification obligations under the Merger Agreement. In the event the former stockholders of B2eMarkets are required to make a payment to us pursuant to their indemnification obligations under the Merger Agreeement, we have the right to set-off such amount against the outstanding principal of the Promissory Note or any interest thereon, on a dollar-for-dollar basis. Upon conversion of the Promissory Note, the number of shares issuable to the former B2eMarkets stockholders shall by reduced by the quotient of (i) the difference of (A) $1,412,334 minus (B) the aggregate amount set-off under the Promissory Note to cover indemnification obligations of the former B2eMarket stockholders under the Merger Agreement, divided by (ii) $2.00922. For example, if no amounts have been set off under the Promissory Note to cover indemnification obligations of the former B2eMarket stockholders, then 702,926 shares shall be held back. Such shares (the "Escrow Shares") will be deposited with an escrow agent mutually acceptable to us and the Stockholder Representative to be held by such escrow agent as security for the indemnification obligations of the former stockholders of B2eMarkets under the Merger Agreement until April 16, 2005 pursuant to a mutually acceptable escrow agreement. The escrow agreement shall contain a provision permitting us to cause the Escrow Shares to be sold pursuant to the resale registration statement we have agreed to file pursuant to the Registration Rights Agreement described below, with the proceeds of such sale to be held in escrow pursuant to the terms of the escrow agreement. The outstanding principal amount under the Promissory Note is also subject to set-off on a dollar-for-dollar basis for (i) any working capital adjustment or (ii) any transaction expenses incurred by B2eMarkets in connection with the merger and paid by us, as determined in accordance with the Merger Agreement.

Other Agreements with the Noteholders

Registration Rights Agreement. In connection with our acquisition of B2eMarkets, we entered into a Registration Rights Agreement with the certain stockholders of B2eMarkets. Furthermore, in the event the conversion feature of the Promissory Note is approved by our shareholders at the Annual Meeting, any recipient of the Conversion Shares that is not a party to the Registration Rights Agreement will be required to execute a joinder to the Registration Rights Agreement upon the conversion of the Promissory Note. Pursuant to the terms of the Registration Rights Agreement, we are required to file a resale registration statement on Form S-3 with the SEC on or prior to the date that is 45 days after the Annual Meeting, registering the offering and sale of (i) the 5,100,000 shares of our common stock we issued in connection with the B2eMarkets acquisition and (ii) any shares of our common stock issuable upon conversion of the Promissory Note (provided that, the conversion feature of the Promissory Note is approved by our shareholders at the Annual Meeting). We are required to use our best efforts to cause the resale registration statement to become effective within 60 days after the filing thereof. Upon effectiveness of the resale registration statement, the holders of the Merger Shares and Conversion Shares will have the right to publicly resell such shares.

Additionally, if we file a registration statement prior to filing the resale registration statement, the holders of the Merger Shares and the Conversion Shares have the right, subject to certain limitations, to include the Merger Shares and the Conversion Shares in any such registration statement.

Voting Agreement. In addition, certain of our directors and executive officers, which collectively own approximately 15.9% of the outstanding shares of common stock entitled to vote on Proposal No. 3, have agreed to vote their respective shares in favor of the conversion feature of the Promissory Note.

Board Rights. Pursuant to the terms of the Merger Agreement, we agreed to appoint a representative of the former stockholders of B2eMarkets to our Board of Directors. In August 2004, our Board appointed Darryl E. Wash, the representative of the former stockholders of B2eMarkets, to serve as a Class I director, whose term will expire in 2006.

Effect of Approval of Conversion Feature of Promissory Notes on Shareholders

If the conversion feature of the Promissory Note is approved by our shareholders, we and the Stockholder Representative each have the option to convert the Promissory Note into 2,949,204 shares of our common stock, representing approximately 8.7% of our outstanding common stock as of August 20, 2004 and together with the 5,100,000 shares of common stock we previously issued in connection with the acquisition, approximately 22.0% of our outstanding common stock as of August 20, 2004.

The issuance of common stock upon the conversion of the Promissory Note could depress the market price of our common stock by increasing the number of outstanding shares of our common stock. In the event our shareholders do not approve the conversion feature of the Promissory Note there is no penalty or alternative outcome; the Promissory Note will continue subject to its terms (which are summarized above).

Reasons for Modification of Securities

The Board believes that it is in our best interests and the best interests of our shareholders to approve the conversion feature of $5,925,603 Promissory Note issued in connection with the B2eMarkets acquisition for the following reasons:

•	we will not have to pay any interest or principal amount of the Promissory Note in cash if the Promissory Note is converted into common stock; and

•	we will have more flexibility with respect to future financing needs.

Interests of Verticalnet Directors and Officers

Darryl E. Wash, a member of our Board of Directors, was appointed to the Board in August 2004 as a representative of the former stockholders of B2eMarkets pursuant to the terms of the Merger Agreement. Furthermore, Mr. Wash is an employee of Ascend Ventures, L.P., a former stockholder of B2eMarkets and beneficiary of $636,043 in aggregate principal amount of the Promissory Note. In the event our shareholders approve the conversion feature of the Promissory Note, Ascend Ventures, L.P. will receive approximately 316,562 shares, subject to adjustment as set forth in the Merger Agreement.

In addition, certain of our directors and executive officers, which collectively own approximately 15.9% of the outstanding shares of common stock entitled to vote on Proposal No. 3, have agreed to vote their respective shares in favor of the conversion feature of the Promissory Note.

Recommendation of the Board of Directors

The Board has unanimously approved the conversion feature of the $5,925,603 Promissory Note we issued in connection with our acquisition of B2eMarkets and recommends that you vote “FOR” the approval of Proposal No. 3.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee, as well as the report of the Compensation Committee and the performance graph included elsewhere in this proxy statement, do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing Verticalnet makes under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Verticalnet specifically incorporates these reports or the performance graph by reference therein.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s financial reporting process and internal controls. Management is responsible for the Company’s internal controls and financial reporting processes. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with the preparation and filing of Verticalnet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, the Audit Committee (i) reviewed and discussed Verticalnet’s audited consolidated financial statements for the fiscal year ended December 31, 2003 with Verticalnet’s management and with Verticalnet’s independent auditors, KPMG LLP, (ii) discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and the rules of the Securities and Exchange Commission (“SEC”), (iii) received the written disclosures and letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG LLP that firm’s independence and (iv) considered whether KPMG LLP’s provision of non-audit services was compatible with maintaining that firm’s independence. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2003 be included in Verticalnet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Vincent J. Milano, Chairman

Jeffrey C. Ballowe

Gregory G. Schott

Independent Auditors

KPMG LLP audited Verticalnet’s consolidated financial statements for the year ended December 31, 2003. The Audit Committee of the Board of Directors, consistent with provisions of the Sarbanes-Oxley Act, has selected KPMG LLP as the Company’s independent auditors for the year ending December 31, 2004.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

2003 and 2002 Independent Auditors Fee Summary

The following table presents fees paid for professional audit services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for 2002 and 2003, and fees billed for other services rendered by KPMG LLP.

	2002	2003
Audit fees (1)	$282,700	$241,141
Audit-related fees (2)	17,359	96,800

Audit and audit-related fees	300,059	337,941

Tax fees (3)	64,344	17,950
All other fees (4)	0	1,600

Total fees	$364,403	$357,491

(1)	Audit fees consist of fees for the audit of the annual financial statements included in our Annual Reports on Form 10-K and review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and fees for reviewing filings with the Securities and Exchange Commission.
(2)	Audit-related fees consist principally of fees for performing due diligence services.
(3)	Tax fees consist of fees for tax compliance and consultation services.
(4)	Secretarial services performed during dissolution of a foreign subsidiary.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountants

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and regarding pre-approval of the fees for such services. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests prior to the rendering of such services after due consideration of the effect of the performance thereof on the independence of the auditors and advises management if the Audit Committee approves the engagement of the independent auditors to provide these services, as well as certain fee levels for these services. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the pre-approved fee levels. The Audit Committee also has delegated the ability to pre-approve audit and lawfully permitted non-audit services to Mr. Milano, provided that any pre-approvals by Mr. Milano are reported to the full Audit Committee at its next scheduled meeting.

The prior approval of the Audit Committee was obtained for all services provided by KPMG LLP commencing on or subsequent to May 6, 2003, which is when the pre-approval requirement for audit and non-audit services of independent auditors went into effect.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors, which reviews Verticalnet’s general compensation policies and approves incentive compensation and stock option plans, has furnished the following report on executive compensation for 2003. All matters approved by the Compensation Committee were recommended to the full Board for final approval.

What is Verticalnet’s Philosophy of Executive Officer Compensation?

Verticalnet’s philosophy of executive officer compensation is designed to align the interests of executive officers with the short- and long-term interests of Verticalnet’s shareholders to retain key executives and to attract new talented executives. Towards that goal, the compensation program for executives consists of three key elements:

•	A base salary,

•	A performance-based annual bonus, and

•	Periodic grants of stock options and/or restricted stock.

The Compensation Committee believes that this approach best serves the interests of Verticalnet and its shareholders. Verticalnet operates in a challenging and competitive environment, so the Compensation Committee must ensure that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Under this approach, a significant portion of an executive officer’s total compensation is tied to performance — namely, the annual bonus, stock options and restricted stock. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the executive officer to Verticalnet’s performance. Stock options and restricted stock relate a significant portion of long-term remuneration directly to stock price appreciation realized by Verticalnet’s shareholders.

Base Salary: Base salaries for Verticalnet’s executive officers, as well as changes in such salaries, are determined after considering numerous factors including:

•	Competitive salaries;

•	The nature of the officer’s position and its subjective importance to Verticalnet’s success;

•	Level of experience;

•	Expected amount of individual responsibility; and

•	General market conditions.

Annual Bonus: Annual bonuses for executive officers of Verticalnet are based on the achievement of goals pertaining to financial and operating objectives, individual objectives, and goals relating to targets for areas of responsibility. The bonus plan weighs the objective goals more heavily than the subjective targets. During 2003 and 2002, because of the Company’s financial condition, the Board and management agreed that no discretionary cash bonuses would be awarded to Verticalnet’s executive officers. Because of the Company’s financial condition for most of 2003 and the Company’s desire to retain and provide incentive to the executive team, the Compensation Committee recommended to the Board that the executive officers receive a quarterly bonus (based on financial performance goals) in the form of option grants, the exercise price of which were discounted from market price at the time of grant, in lieu of cash bonuses. This one-time bonus compensation plan was adopted for 2003 only, and has not been adopted for 2004.

The Compensation Committee reevaluates the performance targets each year to reflect Verticalnet’s goals for the coming year.

Stock Options and Restricted Stock Units: The Compensation Committee has utilized stock options and grants of restricted stock units to motivate and retain executive officers. The Compensation Committee believes that this form of compensation closely aligns the officers’ interests with those of shareholders and provides an incentive to building long-term shareholder value. Options are typically granted annually and are subject to vesting provisions to encourage executive officers to remain employed with Verticalnet. Similarly, restricted stock units are granted at the inception of employment and thereafter on a periodic basis. Each executive officer receives stock options and/or restricted stock units based upon that officer’s relative position, responsibilities and his or her anticipated performance and responsibilities. Additionally, the Compensation Committee reviews the prior level of grants to the executive officers and to other members of senior management, including the number of shares that continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers. Stock options are granted at the market price on the date of grant and provide value only if the price of Verticalnet’s common stock is over the exercise price on the date of exercise. Restricted stock units are granted at a price of $.01 per share.

How was the Chief Executive Officer Compensated?

In 2003, Mr. Lentz received an annual salary of $350,000 and received various grants totaling 300,890 options. Of the 300,890 options, 82,983 options were granted pursuant to the 2003 bonus compensation plan in lieu of a cash bonus and 217,907 options were annual grants. The Compensation Committee and the Board of Directors believe that the salary, bonus, and benefits received by Mr. Lentz were merited by (i) the enhanced financial condition of the Company during 2003, (ii) Mr. Lentz’ experience and knowledge of the Company, and (iii) Mr. Lentz’ outstanding leadership of the Company during the year.

Under the terms of Mr. Lentz’ employment agreement, he would be eligible to receive a bonus of $75,000 if the Company were to be sold during the term of his employment; the bonus would increase by $75 for each $10,000 of the sale price of the Company in excess of $5,000,000. Mr. Lentz voluntarily and irrevocably waived this provision of his employment agreement during 2003.

How is the Company Addressing Internal Revenue Code Limits On Deductibility Of Compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the individuals named in the Summary Compensation Table. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

The Compensation Committee reserves the authority to award non-deductible compensation as it may deem appropriate. Because of uncertainty surrounding the interpretation of Section 162(m), the Compensation Committee can give no assurance, notwithstanding Verticalnet’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

THE COMPENSATION COMMITTEE

Walter W. Buckley, III, Chairman

Jeffrey C. Ballowe

Gregory G. Schott

Compensation Committee Interlocks and Insider Participation

During 2003, the members of our Compensation Committee were Messrs. Ballowe and Bernstock. Neither Mr. Ballowe nor Mr. Bernstock has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Employment, Termination of Employment and Change-in-Control Agreements

The Company has entered into employment agreements with named executive officers Messrs. Lentz, Godick and Kuhn, on the terms set forth below:

On November 13, 2002, the Company entered into an employment agreement with Nathanael V. Lentz with an initial salary of $350,000 per annum. The agreement has a term of two years, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. The agreement has a target bonus of 50% of salary, which is not guaranteed. If Mr. Lentz is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for one year and a pro rata portion of any target bonus Mr. Lentz would have earned in the year of termination. In addition, he would receive healthcare coverage paid by the Company for one year; unvested options granted during 2001 would be accelerated for a period equal to six months plus one additional month for each month that he had been employed by the Company; and all vested options granted during 2001 would be exercisable for five years after termination of employment. Upon a “change of control,” Mr. Lentz’s outstanding restricted stock units would become fully vested. If within two years after a change of control, Mr. Lentz is terminated without cause or chooses to leave for “good reason,” then he will receive the termination without cause benefits above, and a change in control bonus equal to, if the change in control occurs during the first year of employment, a pro rata portion of the target bonus for that year, and, if the change in control occurs after one year of employment, the entire target bonus for the year in which the change in control takes place. In addition, the original agreement provided for a “Sale Of The Company Bonus” in the event the Company is sold during the term of his employment, equal to $75,000, plus an amount equal to $75 for every $10,000 of the purchase price in excess of $5,000,000. Mr. Lentz voluntarily and irrevocably waived this provision of his employment agreement during 2003. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

On February 3, 2003, the Company entered into an employment agreement with Gene S. Godick to be the Company’s Chief Financial Officer with an initial salary of $300,000 per annum. The agreement has a term of two years, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. The agreement has a target bonus of 40% of salary, which is not guaranteed. The agreement provides for a grant of 100,000 stock options and 75,000 restricted stock units. If Mr. Godick is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for one year; pro rata portion of any target bonus Mr. Godick would have earned in the year of termination; and, if the termination is within 120 days of a sale of the Company, the Sale Of The Company Bonus described below. In addition, the Company will pay healthcare coverage for one year and all vested options granted would be exercisable for one year after termination of employment. Upon a “change of control,” Mr. Godick’s outstanding stock options and restricted stock units would become fully vested. If within two years after a change of control, Mr. Godick is terminated without cause or chooses to leave for “good reason,” then he will receive the termination without cause benefits above, and a “change in control bonus” equal to, if the change in control occurs prior to November 13, 2003, a pro rata portion of the target bonus for that year, and, if the change in control occurs after November 13, 2003, the entire target bonus for the year in which the change in control takes place. In addition, the agreement provided for a “Sale of the Company Bonus” in the event the Company is sold during the term of his employment, equal to $50,000, plus an amount equal to $50 for every $10,000 of the purchase price in excess of $5,000,000. Mr. Godick voluntarily and irrevocably waived this provision of his employment agreement during 2003. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of December 16, 2002, the Company entered into an employment agreement with Christopher G. Kuhn to be the Company’s General Counsel with an initial salary of $165,000 per annum. The agreement has a term of one year, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. If Mr. Kuhn is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for three months and a pro rata portion of any bonus Mr. Kuhn would have earned in the year of termination. In addition, the Company will pay healthcare coverage for six months; unvested options would be accelerated and all vested options would be exercisable for 90 days after termination of employment. If within one year after a change of control, Mr. Kuhn is terminated without cause or chooses to leave for “good reason,” then he will receive the termination without cause benefits above, except Mr. Kuhn will receive a lump sum payment equal to salary for six months. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to all individuals serving as Verticalnet’s chief executive officer during the 2003, its two other executive officers and two other most highly compensated executives (the “named executive officers”), for services rendered to Verticalnet during each of the last three years.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation
		Annual Salary	Bonus		No. of Stock Options Granted	Restricted Stock Awards
Nathanael V. Lentz President and Chief Executive Officer (1)	2003 2002 2001	$360,013 244,913 240,000	$	— — 72,000	300,890 100,000 60,000	$	— 93,000 —

Gene S. Godick Executive Vice President and Chief Financial Officer (2)	2003 2002 2001	275,000 — 216,989		— — —	319,237 — 275,000		61,500 — —

Christopher G. Kuhn Vice President, General Counsel, and Secretary (5)	2003 2002 2001	170,456 141,230 140,000		— 14,000 37,500	138,169 15,000 11,000		— — —

John H. McNeill, Jr. Senior Vice President, Sales (3)	2003 2002	281,250 216,147		— 56,280	130,093 130,000		— 23,250

Daniel J. Tiernan Senior Vice President, Professional Services and Alliances (4)	2003 2002	250,000 227,039		— —	135,076 172,478		— 46,500

(1)	Mr. Lentz has served as President and Chief Executive Officer since November 2002.
(2)	Mr. Godick returned to Verticalnet as Executive Vice President and Chief Financial Officer in February 2003.
(3)	Mr. McNeill joined Verticalnet on December 28, 2001.
(4)	Mr. Tiernan joined Verticalnet on December 28, 2001.
(5)	Mr. Kuhn has served as General Counsel from December 1998 through February 2000, and since October 2002.

Option Grants In 2003

The table below shows information about stock options granted during 2003 to each of the named executive officers:

Individual Grants
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees		Exercise Price per Share	Market Price on Grant Date	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Terms (8)
								0%	5%	10%
Nathanael V. Lentz	25,763 29,661 27,559 17,907 118,138 81,862	(1) (2) (3) (4) (5) (6)	0.92 1.06 0.98 0.64 4.21 2.92	% % % % % %	$0.32 0.47 0.51 0.60 0.80 1.00	$0.80 1.18 1.27 1.50 0.80 1.50	04/29/2013 10/28/2013 09/04/2013 06/23/2013 04/28/2013 06/23/2013	$12,366 21,059 20,945 16,116 — 40,931	$25,328 43,071 42,956 33,009 59,4371 18,155	$45,214 76,840 76,726 58,925 150,625 236,631

Gene S. Godick	11,007 20,339 18,898 18,993 55,033 100,000 94,967	(1) (2) (3) (4) (5) (7) (6)	0.39 0.72 0.67 0.68 1.96 3.56 3.38	% % % % % % %	0.32 0.47 0.51 0.60 0.80 0.83 1.00	0.80 1.18 1.27 1.50 0.80 0.85 1.50	04/29/2013 10/28/2013 09/04/2013 06/23/2013 04/28/2013 02/05/2013 06/23/2013	5,283 14,441 14,362 17,094 — 2,000 47,484	10,821 29,534 29,456 35,011 27,688 55,456 137,070	19,317 52,691 52,613 62,499 70,167 137,468 274,513

Christopher G. Kuhn	7,310 13,983 11,811 5,065 59,069 40,931	(1) (2) (3) (4) (5) (6)	0.26 0.50 0.42 0.18 2.10 1.46	% % % % % %	0.32 0.47 0.51 0.60 0.80 1.00	0.80 1.18 1.27 1.50 0.80 1.50	04/29/2013 10/28/2013 09/04/2013 06/23/2013 04/28/2013 06/23/2013	3,509 9,928 8,976 4,559 — 20,466	7,187 20,305 18,410 9,337 29,719 59,077	12,829 36,225 32,882 16,667 75,313 118,316

John H. McNeill, Jr.	8,307 9,534 6,496 5,756 59,069 40,931	(1) (2) (3) (4) (5) (6)	0.30 0.34 0.23 0.21 2.10 1.46	% % % % % %	0.32 0.47 0.51 0.60 0.80 1.00	0.80 1.18 1.27 1.50 0.80 1.50	04/29/2013 10/28/2013 08/05/2013 06/23/2013 04/28/2013 06/23/2013	3,987 6,769 4,937 5,180 — 20,466	8,167 13,844 10,125 10,610 29,719 59,077	14,579 24,699 18,085 18,941 75,313 118,316

Daniel J. Tiernan	9,230 10,593 8,858 6,395 59,069 40,931	(1) (2) (3) (4) (5) (6)	0.33 0.38 0.32 0.23 2.10 1.46	% % % % % %	0.32 0.47 0.51 0.60 0.80 1.00	0.80 1.18 1.27 1.50 0.80 1.50	04/29/2013 10/28/2013 08/05/2013 06/23/2013 04/28/2013 06/23/2013	4,430 7,521 6,732 5,756 — 20,466	9,074 15,382 13,807 11,788 29,719 59,077	16,199 27,442 24,661 21,043 75,313 118,316

(1)	100% of the grant vested on April 29, 2004.
(2)	100% of the grant will vest on October 28, 2004.
(3)	100% of the grant vested on August 5, 2004.
(4)	100% of the grant vested on April 29, 2004.
(5)	25% of the grant vested on each of October 28, 2003 and April 28, 2004. The remainder of the grant will vest on October 28, 2004 and April 28, 2005.
(6)	25% of the grant vested on each of December 23, 2003 and June 23, 2004. The remainder of the grant will vest on December 23, 2004 and June 23, 2005.
(7)	12.5% of the grant vested on each of May 6, 2003, August 6, 2003, November 6, 2003, February 6, 2004, May 6, 2004 and August 6, 2004. The remainder of the grant will vest on November 6, 2004 and February 6, 2005.
(8)	These columns show gains that may exist for the respective options, assuming that the market price for the common stock appreciates from the date of grant over a period of ten years at annual rates of growth of 0%, 5%, and 10%, respectively. The 5% and 10% rates of growth are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 0%, 5%, and 10% levels or at any other defined level.

Aggregated Option Exercises During 2003 and Option Values on December 31, 2003

	Number of Shares Acquired Upon Exercise Of Options	Value Realized Upon Exercise (1)	Number of Unexercised Options at 12/31/03		Value of Unexercised In-The- Money Options at 12/31/03 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nathanael V. Lentz	—	$—	194,758	293,133	$18,782	$116,903
Gene S. Godick	—	—	74,999	244,238	21,876	95,522
Christopher G. Kuhn	—	—	54,027	118,899	7,859	48,688
John H. McNeill, Jr.	—	—	122,402	145,095	9,828	44,489
Daniel J. Tiernan	25,000	21,873	124,998	172,578	8,953	48,988

(1)	Represents the difference between the market price on the exercise date and the exercise price, multiplied by the number of options exercised. Does not necessarily reflect the value received if the individual sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the market price on the date of exercise.
(2)	Represents the difference between the year-end stock price ($1.18 per share) and the exercise price associated with each option, multiplied by the number of shares underlying the options.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2004 by the following:

•	each person known by us to beneficially own more than 5% of our outstanding common stock,

•	each of our directors,

•	each of our the named executive officers (as defined in the “Executive Compensation — Summary Compensation Table” section of this proxy statement), and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules promulgated by the Securities and Exchange Commission. Under these rules, an individual or entity is deemed to be the beneficial owner of a security if that individual or entity has or shares voting power or investment power with respect to such security. Voting power includes the power to vote or to direct the voting of a security. Investment power includes the power to dispose of or to direct the disposition of a security. An individual or entity is also deemed to be the beneficial owner of shares of common stock that could be issued upon the exercise of outstanding options and warrants held by such individual or entity that were exerciseable as of March 15, 2004 or exerciseable within sixty (60) days of March 15, 2004.

Unless otherwise indicated, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Individual/Entity Name and Address of 5% Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding (1)
Internet Capital Group, Inc. (2) 435 Devon Park Drive Bldg. 600 Wayne, PA 19087	2,521,705	9.8%

Brent W. Habig 261 5th Avenue New York, NY 10016	1,823,852	7.1%

Jeffrey Thorp (3) 535 Madison Avenue, 7th Floor New York, NY 10022	1,775,000	6.9%

Directors and Executive Officers

Michael J. Hagan (4)	258,774	1.0%
Nathanael V. Lentz (5)	379,462	1.5%
Jeffrey C. Ballowe (6)	71,094	*
Robert F. Bernstock (7)	27,538	*
Walter W. Buckley, III (8)	2,526,864	9.8%
Vincent J. Milano (9)	7,500	*
John N. Nickolas	—	*
Gregory G. Schott (10)	7,500	*
Mark L. Walsh (11)	218,429	*
Gene S. Godick (12)	242,498	*
Christopher G. Kuhn (13)	80,835	*
John H. McNeill, Jr. (14)	198,966	*
Daniel J. Tiernan (15)	240,624	*
All directors and executive officers as a group (14 persons) (16)	6,083,936	22.6%

*	Represents less than 1% of Verticalnet’s outstanding common stock.

(1)	Calculated by dividing (a) the number of shares of common stock beneficially owned by the individual or entity by (b) the sum of (x) 25,603,978 (which represents the total number of shares of Verticalnet common stock outstanding as of March 15, 2004) and (y) the number of shares that could be issued upon the exercise of outstanding options and warrants held by such individual or entity that are exerciseable within 60 days of March 15, 2004.
(2)	According to Schedule 13G filed by Internet Capital Group, Inc. on February 14, 2002. Includes 62,703 shares of common stock underlying warrants that are exerciseable within 60 days of March 15, 2004. Excludes 5,159 shares of common stock owned by Walter W. Buckley, III. Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group. Mr. Buckley is the chief executive officer and chairman of the board of directors of Internet Capital Group.
(3)	According to Schedule 13G filed by Jeffrey Thorp on January 30, 2004.
(4)	Includes 80,769 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(5)	Includes 379,082 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(6)	Includes 22,464 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(7)	Includes 27,538 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(8)	Includes 2,521,705 shares beneficially owned by Internet Capital Group (see footnote 2) for which Mr. Buckley serves as the chief executive officer and chairman of the board.
(9)	Includes 7,500 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(10)	Includes 7,500 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(11)	Includes 87,485 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(12)	Includes 242,498 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(13)	Includes 80,835 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(14)	Includes 198,966 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(15)	Includes 240,624 shares underlying options that are exerciseable within 60 days of March 15, 2004.
(16)	Includes 1,375,261 shares underlying options that are exerciseable within 60 days of March 15, 2004. Also includes 2,521,705 shares beneficially owned by Internet Capital Group (see footnote 2) which Mr. Buckley, one of our directors, is deemed to beneficially own (see footnote 8).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and holders of more than 10% of Verticalnet’s common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. To the best of Verticalnet’s knowledge, the reports for all officers, directors, and holders of more than 10% of Verticalnet’s common stock were timely filed during 2003, except for the following reports:

Person	Number of Late Filings	Number of Filings Not Made	Explanation
Nathanael V. Lentz	2	0	(1)
Gene S. Godick	2	0	(1)
Christopher G. Kuhn	2	0	(1)
Jeffrey C. Ballowe	1	0	(2)
Robert F. Bernstock	1	0	(3)
Mark L. Walsh	1	0	(3)

(1)	Messrs. Lentz, Godick and Kuhn each received stock option grants on April 28, 2003 and April 29, 2003 and each received two stock option grants on June 23, 2003 for which the Company failed to timely file Form 4’s.
(2)	Mr. Ballowe received a stock option grant in February 2003 for which the Company failed to timely file a Form 4.
(3)	Messrs. Bernstock and Walsh each received a stock option grant in June 2003 for which the Company failed to timely file a Form 4.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total return of Verticalnet’s common stock with that of the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Index from February 11, 1999 (the date the common stock began to trade publicly) through December 31, 2003. The graph assumes that you invested $100 at the close of market on February 11, 1999 in Verticalnet common stock and $100 was invested at that same time in each of the indexes. The comparison assumes that all dividends, if any, are reinvested. The comparisons in this graph are provided in accordance with Securities and Exchange Commission disclosure requirements and are not intended to forecast or be indicative of the future performance of the common stock.

COMPANY/INDEX NAME	02/11/99	03/31/99	06/30/99	09/30/99	12/31/99	03/31/00	06/30/00	09/30/00	12/31/00
Verticalnet, Inc.	100	229	231	163	723	599	326	310	59
NASDAQ U.S.	100	102	112	114	169	190	165	153	103
Nasdaq Computer	100	101	107	116	179	208	181	164	100

COMPANY/INDEX NAME		03/31/01	06/30/01	09/30/01	12/31/01	03/31/02	06/30/02	09/30/02	12/31/02
Verticalnet, Inc.		18	22	3	12	6	1	1	1
NASDAQ U.S.		77	90	62	81	77	61	49	56
Nasdaq Computer		68	84	52	76	70	53	40	48

COMPANY/INDEX NAME		03/31/03	06/30/03	09/30/03	12/31/03
Verticalnet, Inc.		1	1	1	1
NASDAQ U.S.		56	67	74	83
Nasdaq Computer		47	58	65	72

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies properly completed and returned to Verticalnet will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

A COPY OF THE ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO: VERTICALNET, INC., 400 CHESTER FIELD PARKWAY, MALVERN, PENNSYLVANIA 19355, ATTENTION: INVESTOR RELATIONS.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2005 annual meeting of shareholders must deliver the proposal to the Secretary of Verticalnet at 400 Chester Field Parkway, Malvern, Pennsylvania 19355:

•	Not later than [April 1, 2005], if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; and

•	Not later than [July 15, 2005], if the proposal is submitted outside the processes of Rule 14a-8 under the Securities and Exchange Act of 1934, in which case we are not required to include the proposal in our proxy materials. In addition, our bylaws require that we be given advance notice of shareholder nominations for election to our Board of Directors and of other business that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in our proxy statement in accordance with Rule 14a-8). Such nominations and proposals for the 2005 annual meeting of shareholders, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than days nor more than days prior to such meeting; provided, however, that if less than days notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Our by-laws also require that such notice contain certain additional information. Copies of our by-laws can be obtained without charge from the Secretary.

By order of the Board of Directors,

/s/ Christopher G. Kuhn
Christopher G. Kuhn Vice President, General Counsel and Secretary September 30, 2004

DOCUMENTS INCORPORATED BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information that is superceded or modified by information contained directly in this proxy statement or in any other subsequently filed document that is also incorporated by reference herein. This proxy statement incorporates by reference the information set forth below that the Company has previously filed with the SEC and that is being delivered to you along with this proxy statement.

The following information contained in our Annual Report on Form 10-K/A for the year ended December 31, 2003, as filed with the Securities and Exchange Commission on May 17, 2004 (File No. 000-25269) is incorporated by reference herein:

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (pages 10 – 28).

•	Part II, Item 7A. Quantitative and Qualitative Disclosure About Market Risk (pages 28 – 29).

•	Part II, Item 8. Financial Statements and Supplementary Data (pages 29 - 65).

The following information contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, as filed with the Securities and Exchange Commission on August 10, 2004 (File No. 000-25269) is incorporated by reference herein:.

•	Part I, Item 1. Consolidated Financial Statements (pages 1 to 15).

•	Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (pages 16 to 30).

•	Part I, Item 3. Quantitative and Qualitative Disclosures About Market Risk (page 31).

ANNEX A

VERTICALNET, INC. 2000 EQUITY COMPENSATION PLAN

(as amended and restated August 26, 2004)

The purpose of the Verticalnet, Inc. 2000 Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Verticalnet, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries, and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options and restricted stock. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

1. ADMINISTRATION

(a) Authority. The Plan shall be administered by a committee appointed by the Board (the “Committee”), which may consist of two or more persons who are “outside directors,” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Board may ratify or approve any grants as it deems appropriate.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(d) Delegation of Authority. Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer of the Company the authority to make grants under the Plan to employees of the Company and its subsidiaries who are not subject to the restrictions of section 16(b) of the Exchange Act and who are not expected to be subject to the limitations of section 162(m) of the Code. The grant of authority under this subsection 1(d) shall be subject to such conditions and limitations as may be determined by the Committee.

2. GRANTS

Awards under the Plan may consist of grants of incentive stock options as described in Section 5 (“Incentive Stock Options”), nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”) or restricted stock as described in Section 6 (“Restricted Stock”) (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the grantees.

3. SHARES SUBJECT TO THE PLAN

(a) Shares Authorized. Subject to the adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 7,000,000 shares, and the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 500,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Restricted Stock is forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

(b) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

4. ELIGIBILITY FOR PARTICIPATION

(a) Eligible Persons. All employees of the Company and its subsidiaries, including employees who are officers or members of the Board and persons who have accepted employment with the Company or any subsidiary (“Employees”), and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Consultants and advisors who perform services to the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(b) Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees”.

5. GRANTING OF OPTIONS

(a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted and (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

(iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e) Termination of Employment, Disability or Death.

(i) Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Company as an Employee, Key Advisor or member of the Board. In the event that a Grantee ceases to be employed by, or provide service to, the Company for any reason other than Disability (as defined below), death, or termination for Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

(ii) In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause (as defined below) by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Company. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Company or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iii) In the event the Grantee ceases to be employed by, or provide service to, the Company because the Grantee is Disabled (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

(iv) If the Grantee dies while employed by, or providing service to, the Company or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(e)(i) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

(v) For purposes of this Section 5(e) and Section 6:

(A) The term “Company” shall mean the Company and its parent and subsidiary corporations or other entities, as determined by the Committee.

(B) “Employed by, or provide service to, the Company” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and satisfying conditions with respect to Restricted Stock, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

(C) “Disability” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code or the Grantee becomes entitled to receive long-term disability benefits under the Company’s long-term disability plan.

(D) “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee has (i) breached his or her employment or service contract with the Company, (ii) has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) has breached any written noncompetition or nonsolicitation agreement between the Grantee and the Company, or (v) has engaged in such other behavior detrimental to the interests of the Company as the Committee determines.

(f) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (w) in cash, (x) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the

Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (y) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (z) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 7) at the time of exercise.

(g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary (within the meaning of section 424(f) of the Code).

6. RESTRICTED STOCK GRANTS

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Grant of Restricted Stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock:

(a) General Requirements. Shares of Company Stock issued or transferred pursuant to Restricted Stock Grants may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Company (as defined in Section 5(e)) during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a Successor Grantee under Section 8(a). Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Restricted Stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

(f) Lapse of Restrictions. All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

7. WITHHOLDING OF TAXES

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Grantee or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company’s income tax withholding obligation with respect to a Grant by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

8. TRANSFERABILITY OF GRANTS

(a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of the Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

9. CHANGE OF CONTROL OF THE COMPANY

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; or

(b) The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

10. CONSEQUENCES OF A CHANGE OF CONTROL

(a) Subject to Subsection (b) below, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options that are not exercised shall be assumed by, or replaced with comparable options by the surviving corporation, and outstanding Restricted Stock shall be converted to restricted stock of the surviving corporation; (ii) determine that outstanding Options shall automatically accelerate and become fully exercisable and that the restrictions and conditions on outstanding Restricted Stock shall immediately lapse; (iii) require that Grantees surrender their outstanding Options in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options exceeds the Exercise Price of the Options; or (iv) after giving Grantees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms.

(b) Limitations. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (a) above) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

11. REQUIREMENTS FOR ISSUANCE OR TRANSFER OF SHARES

(a) Limitations on Issuance or Transfer of Shares. No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

12. AMENDMENT AND TERMINATION OF THE PLAN

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements.

(b) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 18(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

13. FUNDING OF THE PLAN

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

14. RIGHTS OF PARTICIPANTS

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

15. NO FRACTIONAL SHARES

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

16. HEADINGS

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

17. EFFECTIVE DATE OF THE PLAN.

Subject to approval of the Company’s shareholders, the Plan shall be effective on June 14, 2000.

18. MISCELLANEOUS

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with applicable provisions of sections 162(m) and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m) or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m) or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

ANNEX B

$5,925,603 PROMISSORY NOTE

(issued in connection with B2eMarkets, Inc, acquisition)

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES WHICH MAY BECOME ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS PROMISSORY NOTE, NOR ANY PORTION THEREOF, NOR ANY INTEREST THEREIN, MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE LAWS.

CONVERTIBLE PROMISSORY NOTE

$5,925,603	July 16, 2004

FOR VALUE RECEIVED, the undersigned, VERTICALNET, INC., a Pennsylvania corporation (“Maker”), intending to be legally bound, hereby promises to pay to FBR INVESTMENT MANAGEMENT, INC. (“Payee”), in his capacity as the Stockholders’ Representative of the stockholders of B2eMarkets, Inc., a Delaware corporation (“B2e”), the principal amount of Five Million Nine Hundred Twenty-Five Thousand Six Hundred Three ($5,925,603), together with interest accrued thereon, upon the terms and conditions specified herein.

This Convertible Promissory Note (this “Note”) is issued by Maker pursuant to that certain Agreement of Merger dated of even date herewith by and among Maker, Popcorn Acquisition Sub, Inc., a Delaware corporation, and B2e (the “Merger Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

This Note will be registered on the books of Maker or its agent as to principal and interest. This Note may not be assigned or transferred by Payee without the prior written consent of Maker. Any attempted assignment or transfer of this Note in violation of the foregoing shall be void ab initio.

1. Payments of Interest and Principal.

a. Interest. The outstanding principal balance of this Note shall bear interest at a per annum rate equal to eight percent (8%). Interest shall be calculated on the basis of the actual number of days elapsed over a year of 365 days. Interest on the outstanding principal amount of this Note shall be payable quarterly on each of March 31, June 30, September 30 and December 31 (or the next succeeding Business Day, if any such date is not a Business Day) (each a “Quarterly Payment Date”), commencing on September 30, 2004; provided, however, that Maker may elect to forego making any interest payment hereunder, in which case the interest payable on a Quarterly Payment Date shall be added to the outstanding principal amount of this Note.

(b) Principal Balance. Provided that this Note has not been converted into shares of Maker’s common stock, par value $0.01 per share (“Maker Common Stock”), and provided that a Change of Control has not occurred, fifty percent (50%) of the outstanding principal amount of this Note shall be payable on the third anniversary of the Closing Date and the remaining outstanding principal amount and any remaining interest accrued thereon shall be payable on the fourth anniversary of the Closing Date. Upon a Change of Control, the outstanding principal amount and any interest accrued thereon shall automatically be declared immediately due and payable in full. For purposes of this Note, “Change in

Control” shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which Maker is a party which results in the shareholders of Maker immediately prior to the effective date of such merger, consolidation or other business combination or transaction holding less than 50% of the voting power of the surviving entity or acquiring entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person, entity or group of 50% or more of the voting power of all classes of capital stock of Maker; or (iii) a sale of all or substantially all of the assets of Maker.

(c) Manner of Payment. Any payments required to be made hereunder shall be made in lawful money of the United States of America via wire transfer of immediately available funds or certified check at the business office of Payee or at such place as Payee shall have designated in writing to Maker.

(d) Prepayment. This Note may be prepaid in whole or in part at any time, without penalty or premium. Any prepayments shall be applied first to accrued and unpaid interest and then to the unpaid principal amount of this Note.

2. Conversion.

(a) Conversion Privilege. Subject to and upon compliance with the terms and provisions of this Note, at any time from and after the Shareholder Approval Date (as defined in Section 3) the entire unpaid principal amount of this Note and any accrued but unpaid interest thereon may, at the option of Payee or Maker, in its sole discretion, be converted into a number shares of Maker Common Stock (the “Conversion Shares”) equal to the quotient of (i) the entire unpaid principal amount of this Note and any accrued but unpaid interest thereon, divided by (ii) $2.00922 (the “Conversion Price”).

(b) Manner of Exercise of Conversion Privilege.

(i) Payee Conversion. To exercise the conversion privilege set forth in Section 2(a), Payee shall surrender this Note, together with a written conversion notice (the “Payee Conversion Notice”), to Maker at the address set forth in Section 16(e), which notice shall set forth the name and address of each Person to receive Conversion Shares in connection with such conversion (a “Recipient”) and each Recipient’s pro rata share of the total number of Conversion Shares (less the Escrow Shares) to be issued upon such conversion. This Note shall be deemed to have been converted immediately prior to the close of business on the date of delivery of this Note and the Payee Conversion Notice, even if Maker’s stock transfer books are on that date closed, and each Recipient designated to receive Conversion Shares in the Payee Conversion Notice shall be treated for all purposes as the record holder of the Conversion Shares deliverable to such Recipient upon such conversion (less such Recipient’s pro rata share of the Escrow Shares) as of the close of business on such date. Promptly after receipt by Maker of this Note and the Payee Conversion Notice, Maker shall issue and deliver or cause to be issued and delivered to each Recipient a certificate or certificates for the number of Conversion Shares due to such Recipient on such conversion (less such Recipient’s pro rata share of the Escrow Shares) as set forth in the Payee Conversion Notice.

(ii) Maker Conversion. To exercise the conversion privilege set forth in Section 2(a), Maker shall deliver a written conversion notice to Payee at the address set forth in Section 16(e) (the “Maker Conversion Notice”), which notice shall set forth the date upon which the conversion will be effective (the “Conversion Date”). Within 10 days of receiving the Maker Conversion Notice, Payee shall surrender this Note to Maker and deliver to Maker a written notice (the “Payee Response Notice”) setting forth the name and address of each Recipient and each Recipient’s pro rata share of the total number of Conversion Shares (less the Escrow Shares) to be issued upon conversion. This Note shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, even if Maker’s stock transfer books are on that date closed, and each Recipient designated to receive Conversion Shares in the Payee Response Notice shall be treated for all purposes as the record holder of the Conversion Shares deliverable to such Recipient upon such conversion (less such Recipient’s pro rata share of the Escrow Shares) as of the close of business on the Conversion Date. Promptly after receipt by Maker of this Note and the Payee Response Notice, Maker shall issue and deliver or cause to be issued and delivered to each Recipient a certificate or certificates for the number of Conversion Shares due to such Recipient on such conversion (less such Recipient’s pro rata share of the Escrow Shares) as set forth in the Payee Response Notice.

(c) Fractional Shares. No fractional shares of Maker Common Stock shall be issued upon conversion of this Note. All fractional shares of Maker Common Stock that a Recipient would otherwise be entitled to receive as a result of the conversion of this Note shall be aggregated and if a fractional share of Maker Common Stock results from such aggregation, the Recipient shall be entitled to receive, in lieu thereof, an amount in cash equal to the value thereof based on the Conversion Price.

(d) Registration Rights Agreement. Any Recipient that is not a party to the Registration Rights Agreement shall, as a condition to the issuance of any Conversion Shares to such Recipient, execute a joinder to be bound by the terms and conditions of the Registration Rights Agreement.

(e) Escrow. Notwithstanding anything contained herein to the contrary, if either Maker or Payee shall exercise the conversion privilege set forth in Section 2(a), the total number of Conversion Shares issuable to the Recipients shall be reduced by a number of shares of Maker Common Stock (the “Escrow Shares”) equal to the quotient of (i) the difference of (A) One Million Four Hundred Twelve Thousand Three Hundred Thirty-Four Dollars ($1,412,334) minus (B) the aggregate amount set-off under this Note pursuant to Section 10 solely to cover any indemnification claims of the Indemnified Parties under the Merger Agreement, divided by (ii) the Conversion Price. The Escrow Shares shall be deposited with an escrow agent mutually acceptable to Maker and Payee to be held by such escrow agent as security for indemnification claims of the Indemnified Parties under the Merger Agreement until the nine month anniversary of the Closing Date (unless distributed earlier to pay such indemnification claims) pursuant to a mutually acceptable escrow agreement. The escrow agreement shall contain a provision substantially in the form attached hereto as Appendix A.

3. Shareholder Approval. Notwithstanding anything contained herein to the contrary, Section 2 of this Note shall not become effective unless and until the shareholders of Maker approve such Section at an annual or special meeting of Maker’s shareholders by at least the minimum vote required under applicable Law and the rules and regulations of the Nasdaq Stock Market; provided, however, that none of the shares of Maker Common Stock issued pursuant to the Merger Agreement shall be entitled to vote with respect to such matter. In the event Section 2 is approved by Maker’s shareholders in accordance with applicable Law and the rules and regulations of the Nasdaq Stock Market, Maker and Payee shall be entitled to exercise their rights under such Section from and after the date of such approval (the “Shareholder Approval Date”).

4. Conversion Shares. Maker hereby represents and warrants to Payee that, when issued, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable.

5. Voting Rights. Neither Payee nor any Recipient shall have any voting rights with respect to the Conversion Shares unless and until such time as this Note has been converted into shares of Maker Common Stock in accordance with the provisions hereof.

6. Event of Default. An “Event of Default” under this Note means the occurrence of any of the following:

(a) the failure of Maker to make any payment under this Note as and when due;

(b) if Maker shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator for itself or for all or a substantial part of its assets, (ii) be generally unable to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other Law providing for the relief of debtors, (vi) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under such Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(c) if a proceeding or case shall be commenced against Maker in any court of competent jurisdiction for the (i) winding up, or composition or readjustment of debts of Maker, (ii) appointment of a trustee, receiver, custodian or liquidator for Maker or for all or any substantial part of any of its assets, or (iii) grant of relief similar to that specified in the foregoing clauses (i) and (ii) in respect of Maker under any applicable Law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 90 days, or any order for relief against Maker shall be entered in an involuntary case under such Bankruptcy Code; or

(d) the breach or failure to perform by Maker of any other agreement, covenant, representation or warranty contained in this Note.

7. Rights of Payee Upon Event of Default. If an Event of Default exists under the provisions of this Note, Payee may accelerate the entire unpaid principal amount under this Note by written notice to Maker, and the entire unpaid principal amount under this Note together with any accrued but unpaid interest or other charges shall become immediately due and payable 10 days after receipt by Maker of said notice if Maker has not cured such Event of Default within such 10-day period; provided that, upon the occurrence of any Event of Default under paragraphs (b) and (c) of Section 6, all such amounts (including all outstanding principal amounts, accrued but unpaid interest, and other amounts due under this Note) shall become immediately due and payable without demand, presentation, notice or protest or further action of any kind.

8. Working Capital Adjustment. In the event there is a Working Capital Adjustment as determined in accordance with the Merger Agreement, the unpaid principal amount under this Note shall be reduced and set-off on a dollar-for-dollar basis in an amount equal to the Working Capital Adjustment. Any amounts which are reduced and set-off under this Note pursuant to this Section 8 shall be deemed cancelled and shall no longer be due or payable by Maker hereunder.

9. Withholding of Certain Payments. Notwithstanding anything contained herein to the contrary, in the event any Indemnified Party has made any claim or claims for indemnification pursuant to the Merger Agreement, which claim or claims have not been resolved or satisfied prior to the date any payment of principal or interest is due from Maker to Payee hereunder, Maker shall withhold such payments on a dollar-for-dollar basis in an amount equal to the aggregate dollar value of such claim or claims (or the Indemnified Party’s estimate thereof) until such time as such claim or claims have been finally resolved.

10. Set-Off Right. In the event that (a) any Indemnifying Party is required to make any payment under Article 6 of the Merger Agreement, or (b) Maker shall pay any Additional B2e Transaction Expenses pursuant to Section 5.08 of the Merger Agreement, Maker shall have the right to set-off such amounts against the amounts payable by Maker to Payee hereunder on a dollar-for-dollar basis. Any amounts payable by Maker to Payee under this Note which are set-off pursuant to this Section 10 shall be deemed cancelled and shall no longer be due or payable by Maker hereunder.

11. Waiver by Maker. Maker hereby waives protest, demand, notice of nonpayment and all other notices in connection with the delivery, acceptance, performance or enforcement of this Note.

12. Waiver of Jury Trial. Each of Maker and Payee (by acceptance of this Note) hereby irrevocably and unconditionally waives any and all rights that such party may have to a jury trial in connection with any litigation or other proceeding arising with respect to any rights and obligations of the parties hereto.

13. Non-Waiver by Payee. Payee shall not be deemed to have waived any right or remedy available to Payee under this Note, or at law or in equity unless such waiver is in writing and signed by Payee. The forbearance, failure, delay or omission in exercising any right or remedy under this Note and the single or partial exercise of such right or remedy by Payee shall not constitute a waiver of such or any other right or remedy available to Payee under this Note or otherwise available at law or in equity. The waiver by Payee of any breach, violation or default by Maker of any provision of this Note shall not constitute: (a) a waiver of any subsequent breach, violation or default by Maker of such provision, (b) a waiver of any breach, violation or default by Maker of any other provision of this Note, or (c) a waiver of any other right or remedy available to Payee under this Note, or at law or in equity.

14. Remedies. The rights, powers and remedies provided herein in favor of Payee shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other rights and remedies in favor of Payee existing at law or in equity, including all of the rights, powers and remedies available to a creditor under the Uniform Commercial Code and may be exercised concurrently, independently or successively by Payee in Payee’s discretion.

15. Costs. Maker shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, incurred by Payee with respect to any default by Maker hereunder or incurred by Payee in endeavoring to collect any amounts properly payable hereunder. Such amounts, until paid by Maker, shall be added to the principal amount hereof and shall bear interest, from the date of demand for payment therefor through the date of payment thereof, at the default rate of interest of ten percent (10%) per annum.

16. Miscellaneous.

(a) Contents of Note. This Note, the Merger Agreement and the other Transaction Documents sets forth the entire understanding of the parties with respect to the transactions contemplated hereby, and supersede all prior agreements or understandings among the parties regarding those matters.

(b) Governing Law. This Note shall be governed by and construed, interpreted and enforced in accordance with the Laws of the Commonwealth of Pennsylvania, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive Laws of any other jurisdiction.

(c) Amendment, Parties in Interest, Etc. This Note may be amended, modified or supplemented only by a written instrument duly executed by each of Maker, Payee or their permitted assigns. If any provision of this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Note shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Note shall confer any rights upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Any term or provision of this Note may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

(d) Further Assurances. At and after the Closing, the parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions contemplated hereby.

(e) Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed received on the day delivered personally or sent by facsimile (with confirmation of receipt), on the third Business Day after posted by registered or certified mail, postage prepaid, or on the next Business Day after sent by recognized overnight courier service, as follows:

If to Maker:

Verticalnet, Inc.

400 Chester Field Parkway

Malvern, PA 19355

Attn: Legal

(Facsimile: 610.240.9470)

with a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: James W. McKenzie, Jr., Esq.

(Facsimile: 877.432.9652)

If to Payee:

FBR Investment Management, Inc.

1001 19th Street North

Arlington, VA 22209

Attention: Neal Wilson

(Facsimile: 703.312.9655)

with a required copy to:

Andrews Kurth LLP

1701 Pennsylvania Avenue, N.W.

Suite 300

Washington, D.C. 20006

Attention: Andrew M. Tucker, Esq.

(Facsimile: 202.662.2739)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.

(f) Interpretation. Unless the context of this Note clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders, (iii) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (iv) references to “hereunder,” “hereof” and “herein” relate to this Note. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party’s being satisfied with any particular item or to a party’s determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

{Signature Page to Follow}

IN WITNESS WHEREOF, Maker has executed this Note as of the date above set forth.

VERTICALNET, INC.

By:
Name:
Title:

ANNEX C

FINANCIAL STATEMENTS OF B2EMARKETS, INC.

B2eMarkets, Inc.

Consolidated Financial Statements

Report of Independent Auditors

Board of Directors

B2eMarkets, Inc.

We have audited the accompanying consolidated balance sheets of B2eMarkets, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of B2eMarkets, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

July 19, 2004

B2eMarkets, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,		June 30, 2004
	2002	2003
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,124	$1,743	$698
Accounts receivable, net	1,776	1,436	755
Prepaid expenses and other current assets	102	192	185

Total current assets	7,002	3,371	1,638

Restricted cash	640	619	—
Property and equipment, net	1,838	650	518
Capitalized software, net	696	135	90
Goodwill	—	2,536	2,550
Intangible assets, net	—	500	462
Other assets	94	22	19

Total assets	$10,270	$7,833	$5,277

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$2,699	$2,151	$1,733
Deferred revenue	3,614	4,212	4,344
Deferred rent	235	154	11
Obligations under capital lease, current portion	788	—	—

Total current liabilities	7,336	6,517	6,088

Long-term debt	590	590	—
Obligations under capital lease, net of current portion	210	—	—
Other liabilities	44	44	1

Redeemable Convertible Preferred Stock Series A, B, C and C-3: $0.01 par value	63,807	—	—

Redeemable Convertible Preferred Stock New Series A and B: $0.01 par value	—	34,664	37,074

Warrants to purchase Series C-3 Convertible Preferred Stock	813	—	—

Stockholders’ deficit:
Common stock, $0.0001 par value; 90,000,000, 62,851,454 and 62,851,454 shares authorized; 1,986,826, 2,158,921 and 2,363,271 shares issued and outstanding at December 31, 2002, December 31, 2003 and June 30, 2004, respectively	1	—	—
Additional paid-in capital	—	38,053	36,685
Accumulated other comprehensive income (loss)	(68)	114	129
Accumulated deficit	(62,463)	(72,149)	(74,700)

Total stockholders’ deficit	(62,530)	(33,982)	(37,886)

Total liabilities and stockholders’ deficit	$10,270	$7,833	$5,277

See accompanying notes.

B2eMarkets, Inc.

Consolidated Statements of Operations

(in thousands)

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
			(Unaudited)
Revenues	$5,105	$8,108	$3,138	$3,883
Cost of revenues	3,940	4,357	1,702	1,746

	1,165	3,751	1,436	2,137
Operating expenses:
Product development	3,775	3,457	2,126	1,836
Sales and marketing	4,829	3,573	2,162	1,517
General and administrative	6,612	3,794	2,219	1,332

Total operating expenses	15,216	10,824	6,507	4,685

Operating loss	(14,051)	(7,073)	(5,071)	(2,548)

Interest expense	(191)	(40)	(27)	(6)
Interest income	143	17	5	3

Net loss	$(14,099)	$(7,096)	$(5,093)	$(2,551)

See accompanying notes.

B2eMarkets, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

(in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2001	1,962,205	$1	$—	$1	$(44,781)	$(44,779)
Comprehensive loss:
Net loss	—	—	—	—	(14,099)	(14,099)
Currency translation adjustment	—	—	—	(8)	—	(8)
Unrealized gain on marketable securities	—	—	—	(61)	—	(61)

Total comprehensive loss						(14,168)
Issuance of warrants	—	—	5	—	—	5
Exercise of options and warrants	24,621	—	8	—	—	8
Accretion on preferred stock and related dividends	—	—	(13)	—	(3,583)	(3,596)

Balance at December 31, 2002	1,986,826	1	—	(68)	(62,463)	(62,530)
Comprehensive loss:
Net loss	—	—	—	—	(7,096)	(7,096)
Currency translation adjustment	—	—	—	182	—	182

Total comprehensive loss						(6,914)
Accretion on preferred stock and related dividends prior to recapitalization of equity	—	—	—	—	(2,590)	(2,590)
Recapitalization of equity	(1,986,826)	(1)	37,262	—	—	37,261
Accretion on preferred stock and related dividends subsequent to recapitalization of equity	—	—	(1,699)	—	—	(1,699)
Conversion of preferred stock to common stock	2,158,921	—	2,490	—	—	2,490

Balance at December 31, 2003	2,158,921	—	38,053	114	(72,149)	(33,982)
Comprehensive loss:
Net loss - (unaudited)	—	—	—	—	(2,551)	(2,551)
Currency translation adjustment - (unaudited)	—	—	—	15	—	15

Total comprehensive loss - (unaudited)						(2,536)
Accretion on preferred stock and related dividends - (unaudited)	—	—	(1,379)	—	—	(1,379)
Issuance of stock as consideration for acquisition - (unaudited)	200,000	—	10	—	—	10
Exercise of stock options - (unaudited)	4,350	—	1	—	—	1

Balance at June 30, 2004 - (Unaudited)	2,363,271	—	$36,685	$129	$(74,700)	$(37,886)

See accompanying notes.

B2eMarkets, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
			(Unaudited)
Operating activities
Net loss	$(14,099)	$(7,096)	$(5,093)	$(2,551)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,278	2,327	974	445
Allowance for doubtful accounts	13	9	70	—
Warrant-related expenses	5	—	—	—
Changes in operating assets and liabilities, net of effects from business combination:
Accounts receivable	(854)	166	582	681
Prepaid expenses and other assets	416	(18)	(325)	9
Restricted cash	(640)	20	20	619
Accounts payable, accrued expenses and other liabilities	1,279	(1,025)	216	(459)
Deferred revenue	2,711	464	467	132
Deferred rent	(54)	(81)	(36)	(143)

Net cash used in operating activities	(8,945)	(5,234)	(3,125)	(1,267)

Investing activities
Sale of marketable securities	5,513	—	—	—
Acquisition of business, net of cash acquired	—	(144)	(144)	—
Expenditures for capitalized software	(735)	(307)	(133)	—
Purchase of property and equipment	(336)	(220)	(314)	(12)

Net cash provided by (used in) investing activities	4,442	(671)	(591)	(12)

Financing activities
Net payments of long-term debt	(543)	—	—	(590)
Payment on capital lease obligations (net of gain on termination)	(713)	(247)	(278)	—
Proceeds from issuance of New Series A Convertible Preferred Stock	—	2	—	—
Proceeds from issuance of New Series B Convertible Preferred Stock	—	2,587	—	808
Proceeds from issuance of Series C Convertible Preferred Stock	4,927	—	—	—
Proceeds from issuance of common stock	8	—	—	1

Net cash provided by (used in) financing activities	3,679	2,342	(278)	219

Effect of exchange rates on cash	(61)	182	127	15

Net decrease in cash and cash equivalents	(885)	(3,381)	(3,867)	(1,045)
Cash and cash equivalents at beginning of year	6,009	5,124	5124	1,743

Cash and cash equivalents at end of period	$5,124	$1,743	$1,257	$698

Supplemental disclosure of cash flow information
Interest paid	$148	$40	$27	$5

Supplemental disclosure of noncash investing and financing transactions
Issuance of New Series B Convertible Preferred Stock to acquire Adaptivetrade	$—	$—	$—	$222

Issuance of Redeemable New Series A Convertible Preferred Stock to acquire Diligent	$—	$2,889	$2,889	$—

Increase in permanent equity through recapitalization transaction	$—	$37,261	$37,261	$—

Conversion of preferred stock to common stock	$—	$3,022	$—	$—

See accompanying notes.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

1. Organization

B2eMarkets, Inc. (“B2eMarkets”, “B2e” or the “Company”) was incorporated on February 26, 1999 under the laws of the state of Delaware. B2eMarkets helps companies achieve and sustain lowest total cost of ownership on purchased goods and services through its software and services solutions. B2e provides solutions to capture and encapsulate sourcing knowledge into a defined sourcing strategy, execute on that strategy, and measure ongoing performance and compliance through defined key performance indicators.

The Company’s operations are subject to certain risks and uncertainties, including the subjectivity of the Company’s services to rapid technologies change; current and potential competitors with greater financial, technological, production, and marketing resources; dependence upon key members of the management team; and the availability of additional capital financing on terms acceptable to the Company.

Since inception, the Company has incurred and continues to incur operating losses. The Company’s operations have historically been funded through proceeds from the issuance of debt and equity securities (see Notes 6 and 12). These funds have been utilized for product development, consulting services, client support, sales, marketing, and administrative expenditures. The Company has a negative working capital balance, negative cash flows from operations, and an accumulated deficit. However, on July 19, 2004, the Company was acquired by Verticalnet, Inc. (“Verticalnet”) (see Note 12).

2. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of B2eMarkets, Inc. and its wholly owned subsidiaries, B2eMarkets B.V., B2eMarkets UK Limited, B2eMarkets France S.A.R.L., B2e Contract Management, Inc. and B2e Sourcing Optimization, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of June 30, 2004, the consolidated statements of operations and cash flows for the six months ended June 30, 2003 and 2004 and the consolidated statement of stockholders’ deficit for the six months ended June 30, 2004 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position, results of operations and its cash flows for the six months ended June 30, 2003 and 2004. The results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004. All references to June 30, 2004 or to the six months ended June 30, 2003 and 2004 in the notes to the consolidated financial statements are unaudited.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company provides support services to its clients. The Company’s clients are located primarily throughout the United States and Europe. The Company requires no collateral but performs ongoing credit evaluations of its clients.

The Company’s operations are subject to significant risks and uncertainties, including competitive, financial, developmental, operational, financing, technological, regulatory, and other risks associated with an emerging business.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in the United States and Europe, and the Company’s policy is designed to limit exposure to any one institution. The Company’s periodic evaluations of the relative credit standing of these financial institutions are considered in the Company’s investment strategy.

With respect to accounts receivable, the Company performs ongoing evaluations of its customers, generally grants uncollateralized credit terms to its customers, and maintains an allowance for doubtful accounts based on historical experience and management’s expectations of future losses.

Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosures encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans using the fair value method.

The Company has chosen to account for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and its related interpretations. In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, which provides guidance on how to transition from the intrinsic value method of accounting for employee stock-based compensation under APB No. 25 to the fair value method of accounting under SFAS No. 123, if a company so elects, and provides for certain disclosure requirements. In 2002, the Company adopted the disclosure requirements of SFAS No. 148. The adoption of these disclosure requirements had no impact on the Company’s results of operations or financial position.

No stock-based compensation cost related to option grants to employees has been reflected in net loss, as all options granted have had an exercise price equal to the fair market value of the underlying equity security on the date of grant. The following illustrates the effect on net loss for the years ended December 31, 2003 and 2002 if the Company had applied the fair value method under SFAS No. 123:

	Year ended December 31,		Six months ended June 30,
	2002	2003	2003	2004
			(unaudited)
Net loss, as reported	$(14,099)	$(7,096)	$(5,093)	$(2,551)
Add: Noncash stock compensation included in reported net loss	—	—	—	—
Deduct: Total employee noncash stock compensation expense determined under fair value-based method for all awards	(117)	(115)	(1)	(59)

Pro forma net loss	$(14,216)	$(7,211)	$(5,094)	$(2,610)

In accordance with SFAS No. 123, the fair value of the options granted was estimated at the grant date using the minimum value model with the following assumptions:

	December 31,		June 30, 2004
	2002	2003
			(unaudited)
Risk-free interest rate	5.50%	5.00%	4.00%
Dividend yield	0%	0%	0%
Expected term	5 years	5 years	5 years

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

The effect of applying SFAS No. 123 on the pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

Revenue Recognition and Deferred Revenue

The Company’s revenues are derived primarily from software subscription services sold on a hosted basis and professional services. The Company generally recognizes revenues when all the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the fee is fixed and determinable, and (4) collectibility is probable. Revenues generally consist of multielement arrangements, which include hosted services, setup services, and professional consulting services. The Company accounts for those arrangements under Emerging Issues Task Force (EITF) No. 00-3. Hosted services revenues are recognized over the term of the service agreement. Setup fee revenues are recognized over the expected customer life. Professional services revenues, which are substantially time and materials related, consist of training, implementation and installation services and are recognized as the services are provided.

For sales that offer future discounts, revenues are deferred in amounts equal to the discount and subsequently recognized over the period in which discounted services are provided.

Advance payments are recorded as deferred revenue until the services are delivered or obligations are met. Deferred revenue represents the difference between amounts invoiced and amounts recognized as revenues.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

At December 31, 2003 and December 31, 2002, approximately $619,000 and $640,000, respectively, of cash were classified as restricted cash on the consolidated balance sheets. As of December 31, 2003 and 2002, $619,000 was related to a compensating balance arrangement associated with a debt facility (see Note 5). As of December 31, 2002, approximately $20,000 served as collateral for a letter of credit furnished by a bank pursuant to an equipment lease, which expired during 2003. At June 30, 2004 and June 30, 2003, $0 (unaudited) and $619,000 (unaudited) respectively, of cash were classified as restricted cash on the consolidated balance sheets.

Fair Value of Financial Instruments

The consolidated balance sheets include various financial instruments, primarily cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt. The carrying values of these financial instruments approximate their fair values.

Property and Equipment

The Company’s property and equipment consist primarily of equipment and leasehold improvements. These assets are recorded at cost. Maintenance and repair costs are expensed as incurred. Fixed assets are depreciated on a straight-line basis over their estimated useful lives, generally ranging from three years for computer equipment to seven years for furniture and fixtures. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives, or the life of the lease, whichever is shorter.

Capitalized Software

Management intends on selling its developed software licenses in future periods and, as a result, accounts for software development costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. SFAS No. 86 provides that software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. For the years ended December 31, 2003 and 2002, the Company capitalized approximately $307,000 and $735,000 of software development costs, respectively. The Company amortizes the capitalized amounts over a two-year period. Amortization expense of software amounted

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

to $469,000 and $754,000 for the years ended December 31, 2003 and 2002, respectively. Additionally, as a result of the acquisition of Diligent Software Systems, Inc. (Diligent) (see Note 3), the Company charged $399,000 to expense to write down certain software previously capitalized by the Company to its net realizable value.

Intangible Assets

Intangible assets (see Note 3) are amortized using the straight-line method over the following estimated useful lives of the assets:

Acquired technology	2 years
Contracts and customer lists	2 years

Impairment of Goodwill and Intangibles

In 2001, the FASB issued SFAS No. 141, Business Combinations (SFAS 141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 was effective for the Company for purchase business combinations consummated after June 30, 2001 (see Note 3). The Company has chosen September 30 as the date to perform its annual impairment analysis. There was no impairment for goodwill or intangibles during 2003 or 2004.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by future discounted cash flows compared to the carrying amount of the asset. No such impairment existed at December 31, 2003 and 2002 or at June 30, 2004 (unaudited).

Income Taxes

The Company recognizes deferred taxes using the liability approach pursuant to which deferred income taxes are calculated based on the differences between the financial and tax bases of assets and liabilities based upon enacted tax laws and rates applicable to the periods in which the taxes become payable. The Company provides a valuation allowance against deferred tax assets, if necessary, based on a number of factors, including available objective evidence.

Significant Customers

For the years ended December 31, 2003 and 2002, one customer accounted for approximately 17% and 40% of revenues, respectively. Additionally, two customer balances accounted for approximately 62% and 60% of the accounts receivable balance as of December 31, 2003 and 2002, respectively.

Advertising Costs

Costs incurred for advertising are charged to expense as incurred. Advertising expense amounted to $0 and $19,376 for the years ended December 31, 2003 and 2002, respectively.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. In accordance with SFAS No. 52, Foreign Currency Translation, all assets and liabilities in the balance sheets of entities whose functional currency is a currency other than the U.S. dollar are translated into U.S. dollar equivalents at exchange rates as follows: (1) asset and liability accounts at year-end rates, (2) statement of operations accounts at exchange rates approximating the rate in effect on the date recognized, and (3) stockholders’ deficit accounts at historical exchange rates.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

Translation gains or losses are recorded in stockholders’ deficit and transaction gains and losses are reflected in net loss, including the unrealized foreign exchange gains and losses on long-term intercompany advances that are expected to be settled in the foreseeable future.

Comprehensive Loss

Comprehensive loss includes net loss, combined with unrealized gains and losses not included in operations and reflected as a separate component of stockholders’ deficit.

Recent Accounting Pronouncements

In November 2002, the EITF published Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21), which addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF 00-21 is effective for the Company for revenue arrangements entered into beginning on January 1, 2004. The Company is analyzing the provisions of EITF 00-21 and has yet to determine if the adoption of EITF 00-21 will have a material impact on its 2004 consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS 150). SFAS 150 requires that an issuer classify certain financial instruments as a liability because they embody an obligation of the issuer. The remaining provisions of SFAS 150 revise the definition of a liability to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. The provisions of this statement require that any financial instruments that are mandatorily redeemable on a fixed or determinable date or upon an event certain to occur be classified as liabilities. The Company’s redeemable convertible preferred stock may be converted into common stock at the option of the stockholder and, therefore, it will not be classified as a liability under the provisions of SFAS 150.

3. Business Combination

Adaptivetrade, Inc. (unaudited)

On February 27, 2004, the Company executed an Asset Purchase Agreement and completed the acquisition of substantially all the assets of Adaptivetrade, Inc. (Adaptive). The Company had previously utilized software technology and consulting services of Adaptive to provide optimization solutions to its customers through a reseller agreement since March of 2002. The assets of Adaptive, including its intellectual property, were acquired by B2e Sourcing Optimization, Inc., a wholly owned subsidiary of B2eMarkets, Inc., in exchange for 200,000 shares of B2eMarkets, Inc. Series B Preferred Stock and 200,000 shares of B2eMarkets, Inc. Common Stock, such shares in total representing approximately 1.2% of the fully diluted shares of the Company.

The acquisition was accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated statements of operations since the effective date of the acquisition. The fair value attributed to the identifiable intangible assets acquired included $120,000 in acquired technology and $50,000 in non-compete agreements. The excess of the purchase price consideration over the amount attributable to assets acquired and liabilities assumed of $14,000 was recorded as goodwill.

Diligent Software Systems, Inc.

In May 2003, the Company executed an Asset Purchase Agreement and completed the acquisition of substantially all the assets of Diligent. Diligent provided contract management and negotiation software and services to its customers prior to the acquisition. The assets of Diligent, including its intellectual property, were acquired by B2e Contract Management, Inc., a wholly owned subsidiary of B2eMarkets, Inc., in exchange for 2,600,000 shares of B2eMarkets, Inc. Series A Preferred Stock valued at $2,889,113, the assumption by B2eMarkets of net liabilities of approximately $209,008 and transaction costs of approximately $144,252 for total purchase price consideration of $3,242,373. The Company purchased Diligent to acquire existing client relationships and certain technologies.

The acquisition was accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated statements of operations since the effective date of the acquisition. The fair value attributed to the identifiable intangible

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

assets acquired included $242,468 in customer lists and $463,460 in acquired technology. The excess of the purchase price consideration over the amount attributable to assets acquired and liabilities assumed of $2,536,445 was recorded as goodwill. Amortization expense associated with identifiable intangible assets was $205,895 during the year ended December 31, 2003.

4. Balance Sheet Details

Accounts receivable, net consists of the following (in thousands):

	December 31,		June 30, 2004
	2002	2003
			(unaudited)
Accounts receivable - trade	$1,806	$1,475	$794
Less: Allowance for doubtful accounts	(30)	(39)	(39)

	$1,776	$1,436	$755

Property and equipment, net consists of the following (in thousands):

	December 31		June 30, 2004
	2002	2003
			(unaudited)
Computer equipment and internal-use software	$4,550	$2,736	$2,789
Office equipment and furniture	524	547	553
Leasehold improvements	105	124	125

	5,179	3,407	3,467
Less accumulated depreciation and amortization	(3,341)	(2,757)	(2,949)

	$1,838	$650	$518

Depreciation and amortization expense for the years ended December 31, 2002 and 2003 and the six months ended June 30, 2003 and 2004 was $1,524,00, $1,254,000, $663,000 (unaudited), and $194,000 (unaudited) respectively.

5. Debt

On December 1, 2002, the Company obtained a $600,000 line of credit from a bank to be used to repay the balance of the existing bank line of credit with a former bank. The Company borrowed $590,000 under this line of credit. Interest is payable at the prime rate (4.00% and 5.25% at December 31, 2003 and 2002, respectively) per annum. Interest payments are due monthly and the principal is due in a lump sum on December 31, 2005. The bank line of credit is collateralized by a cash account with a value not less than 105% of the then outstanding principal balance of the term debt. This cash account was a money market fund of $619,000 as of December 31, 2003 and is classified as restricted cash on the balance sheet. As of December 31, 2003, the Company had an unpaid principal balance of $590,000 and accrued interest of $2,000. In March 2004, the Company fulfilled the obligations on the line of credit in full.

During 2002, the Company issued a warrant to purchase 26 shares of the Company’s Series A Preferred stock with an exercise price of $40 per share after giving effect to the May 2003 recapitalization in conjunction with the bank line of credit. The warrant is exercisable for a period of 10 years from the date of issuance. The value of the warrant was insignificant.

As of December 31, 2003, principal maturities of debt are scheduled to be repaid as follows, although the full amount was paid during March 2004 (in thousands):

2004	$—
2005	590

$590

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

6. Redeemable Convertible Preferred Stock

Preferred Class	Per share liquidation value	Authorized	Issued and Outstanding
			December 31,		June 30, 2004
			2002	2003
					(unaudited)
Series A	$2.69	1,021,355	204,271	—	—
Series B	$6.00	17,003,407	3,400,681	—	—
Series C	$2.27	157,300,000	18,842,500	—	—
Series C-3	$3.07	11,275,202	2,505,600	—	—

		186,599,964	24,953,052	—	—

New Series A	$1.47	49,786,730	—	21,832,452	21,832,452
New Series B	$1.45	4,834,818	—	1,847,186	2,624,531

		54,621,548	—	23,679,638	24,456,983

Recapitalization

In May 2003, the Company completed a recapitalization of is equity structure. All classes of preferred stock were converted into Redeemable New Series A Convertible Preferred Stock (the New Series A Preferred Stock). After recapitalization, the Company had 21,391,165 shares of New Series A Preferred Stock, which had a preference value of $1.40 per share. All dividends accrued prior to the recapitalization were eliminated as part of the recapitalization. The excess of the carrying value of the preferred stock prior to the recapitalization over the redemption value of the New Series A Preferred Stock was reclassified to additional paid-in capital.

New Series A Preferred Stock

The New Series A Preferred Stock has a cumulative dividend of 8% per annum, which is to be paid in cash, unless at least a majority of the holders of the New Series A Preferred Stock consent to such dividends being paid in securities of the Company. At December 31, 2003 and June 30, 2004, the Company had accrued $1,461,000 and $2,661,000, respectively, of unpaid dividends, which are included in the carrying value of the New Series A Preferred Stock. The New Series A Preferred Stock has full voting rights, and the holders vote separately as a class as to certain rights set forth in the Company’s Amended and Restated Certificate of Incorporation (the Certificate) and the Recapitalization Agreement and its related agreements.

Upon a Liquidation Event, as defined, the holders of the New Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other class or series of stock, excepting only the New Series B Preferred Stock, an amount equal to $1.40 per share for each share of New Series A Preferred Stock then held, plus all unpaid accumulated dividends.

Each share of New Series A Preferred Stock is convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The New Series A Preferred Stock will be automatically converted into shares of common stock, at the then effective New Series A Conversion Price (as defined in the Certificate), immediately upon an Automatic Conversion Event. The shares of New Series A Preferred Stock are redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the New Series A Preferred Stock, voting as a single class, that all, or any portion of, the New Series A Preferred Stock shall be redeemed.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

New Series B Preferred Stock

In July 2003, the Company raised $2.6 million, net of issuance costs of $11,635, through the sale of Redeemable New Series B Convertible Preferred Stock (the “New Series B Preferred Stock”). The shares of New Series B Preferred Stock have certain voting, anti-dilutive, redemption, liquidation and other rights as defined in the New Series B Preferred Stock Purchase Agreement.

In March 2004, the Company raised an additional $808,000 through the sale of Redeemable New Series B Preferred Stock under terms provided for as part of the July 2003 New Series B Preferred Stock financing.

The New Series B Preferred Stock has a cumulative dividend of 8% per annum, which is to be paid in cash, unless at least a majority of the holders of the New Series B Preferred Stock consent to such dividends being paid in securities of the Company. At December 31, 2003 the Company had accrued $99,000 and $277,000, respectively, of unpaid dividends, which are included in the carrying value of the New Series B Preferred Stock. The New Series B Preferred Stock has full voting rights, and the holders vote separately as a class as to certain rights set forth in the Certificate and its related agreements.

Upon a Liquidation Event, as defined, the holders of the New Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other class or series of stock, an amount equal to $1.40 per share for each share of New Series B Preferred Stock then held, plus all unpaid accumulated dividends.

Under the terms of the New Series B Preferred Stock agreements, each holder of New Series A Preferred Stock could choose to invest their pro rata share, or any portion thereof, in the New Series B Financing or, in accordance with the agreements, all or a proportionate share of their New Series A Preferred Stock would convert into shares of common stock. 2,158,921 shares of New Series A Preferred Stock were converted to an equal number of common shares pursuant to this provision of the New Series B Preferred Stock agreements.

Each share of New Series B Preferred Stock is convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The New Series B Preferred Stock will be automatically converted into shares of common stock, at the then effective New Series B Conversion Price, as defined in the Certificate, immediately upon an Automatic Conversion Event, as defined. The shares of New Series B Preferred Stock are redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the New Series B Preferred Stock, voting as a single class, that all, or any portion of, the New Series B Preferred Stock shall be redeemed.

Series A Convertible Preferred Stock

In May 1999, the Company raised $550,000 through the issuance of 204,271 shares of Series A Convertible Preferred Stock (the Series A Preferred Stock). The offering price of these shares was $2.6925 per share. The Series A Preferred Stock had a noncumulative 10% dividend rate and was payable only when, as and, if declared by the Board of Directors. The dividends may be paid in cash or securities of the Company, at the option of the Company. The Series A Preferred Stock had voting rights equal to those provided to the holders of the common stock, and voted separately as a class as to certain rights set forth in the Certificate. In May 2003, all then-outstanding shares of Series A Preferred Stock were converted to New Series A Preferred Stock at a rate of 0.5 shares of New Series A Preferred Stock for each share of Series A Preferred Stock.

Upon a Liquidation Event, the holders of the Series A Preferred Stock were entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of common stock, an amount equal to $2.6925 per share for each share of Series A Preferred Stock then held, plus a further amount equal to all declared but unpaid dividends on such shares.

Each share of Series A Preferred Stock was convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The Series A Preferred Stock was to be automatically converted into shares of common stock, at the then effective Series A Conversion Price (as defined in the Certificate), immediately upon: (i) the closing of the Company’s initial public offering where the offering price of the common stock is not less than $8.00 per share with aggregate proceeds of at least $30,000,000, (ii) a sale of all the outstanding shares of the Company for cash at a price per share of not less than the Series C-1 Liquidation Amount (as defined in the Certificate) on an as-converted per share basis, or (iii) the merger of the Company with

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

another entity in which (A) the Company’s common stock is valued at not less than the Series C-1 Liquidation Amount on an as-converted per share basis, (B) the holders of the Company’s common stock receive shares listed on the NASDAQ National Market or other comparable exchange, or (C) the merger partner’s shares are sufficiently liquid in the marketplace, as determined by a majority of the holders of the Series C Preferred Stock (as defined below), voting together as a single class (each of (i), (ii), and (iii), an Automatic Conversion Event). In the event that less than 25% of the Series A Preferred Stock that was issued and outstanding as of the Series C Issue Date (as defined in the Certificate) was issued and outstanding, the remaining shares of Series A Preferred Stock would be automatically converted into shares of common stock at the then effective Series A Conversion Price at the election of the holders of at least 50% of the then-outstanding Series A Preferred Stock, Series B Preferred Stock (as defined below), and Series C Preferred Stock, voting together as a single class.

The shares of Series A Preferred Stock were redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, that all, or any portion of, the Series A Preferred Stock shall be redeemed.

Series B Convertible Preferred Stock

In November 1999, the Company raised an additional $13,400,000, net of issuance costs of $35,476, through the issuance of 3,400,681 shares of Series B Convertible Preferred Stock (the Series B Preferred Stock). The offering price of the Series B Preferred Stock was $3.9595 per share. The Series B Preferred Stock had a cumulative dividend of 8% per annum, which was to be paid in cash, unless at least a majority of the holders of Series B Preferred Stock consent to such dividends being paid in securities of the Company. The Series B Preferred Stock had voting rights equal to those provided to the holders of the common stock, and voted separately as a class as to certain rights set forth in the Certificate and the Series B Stock Purchase Agreement and its related agreements. In May 2003, all then-outstanding shares of Series B Preferred Stock were converted to New Series A Preferred Stock at a rate of 0.5 shares of New Series A Preferred Stock for each share of Series B Preferred Stock.

Upon a Liquidation Event, the holders of the Series B Preferred Stock were entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A Preferred Stock or common stock, an amount equal to $3.9595 per share for each share of Series B Preferred Stock then held, plus all unpaid accumulated dividends. During 2003 and prior to the conversion of the Series B Preferred Stock to New Series A Preferred Stock, the Company accrued dividends of $422,026. At December 31, 2002, the Company had accrued $3,411,133 of unpaid dividends.

Each share of Series B Preferred Stock was convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The Series B Preferred Stock was to be automatically converted into shares of common stock, at the then effective Series B Conversion Price (as defined in the Certificate), immediately upon an Automatic Conversion Event. The shares of Series B Preferred Stock were redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the Series B Preferred Stock, voting as a single class, that all, or any portion of, the Series B Preferred Stock shall be redeemed.

Series C Convertible Preferred Stock

During 2001, the Company raised an additional $25,200,000, net of issuance costs of $156,873, through the issuance of 12,617,500 shares of Series C-1 and Series C-2 Redeemable Convertible Preferred Stock (the Series C Preferred Stock). Additionally, the Company converted the outstanding balance and accrued interest of $11,850,000 and $600,000, respectively, of convertible notes into Series C Preferred Stock. The offering price of the Series C Preferred Stock was $2.00 per share. The Series C Preferred Stock had a cumulative dividend of 8% per annum, which is to be paid in cash, unless at least a majority of the holders of the Series C Preferred Stock consent to such dividends being paid in securities of the Company. The Series C Preferred Stock had voting rights equal to those provided to the holders of the common stock, and vote separately as a class as to certain rights set forth in the Certificate and the Series C Stock Purchase Agreement and its related agreements. In May 2003, all then-outstanding shares of Series C Preferred Stock were converted to New Series A Preferred Stock at a rate of one share of New Series A Preferred Stock for each share of Series C-1 Redeemable Convertible Preferred Stock and 0.5 shares of New Series A Preferred Stock for each share of Series C-2 Redeemable Convertible Preferred Stock.

Upon a Liquidation Event, the holders of the Series C Preferred Stock were to be equivalent to Series B Preferred Stockholders and would be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, or common stock, an amount equal to $2.00 per share for each

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

share of Series C Preferred Stock then held, plus all unpaid accumulated dividends. During 2003 and prior to the conversion of the Series C Preferred Stock to New Series A Preferred Stock, the Company accrued dividends of $1,181,141. At December 31, 2002, the Company had accrued $5,222,900 of unpaid dividends.

Each share of Series C Preferred Stock was convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The Series C Preferred Stock was to be automatically converted into shares of common stock, at the then effective Series C Conversion Price (as defined in the Certificate), immediately upon an Automatic Conversion Event. The shares of Series C Preferred Stock are redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the Series C Preferred Stock, voting as a single class, that all, or any portion of, the Series C Preferred Stock shall be redeemed.

Series C-3 Convertible Preferred Stock and Series C-3 Warrants

In August 2002, the Company raised an additional $4,900,000, net of issuance costs of $75,628, through the issuance of 2,505,600 shares of Series C-3 Convertible Preferred Stock (the Series C-3 Preferred Stock). In addition, 672,768 warrants (the Series C-3 Warrants) to purchase additional Series C-3 Preferred Stock shares were issued to the investors and were exercisable at any time after issuance. The Company allocated $3,950,475 of the proceeds from this offering to the Series C Preferred Stock and $1,060,725 to the Series C-3 Warrants based upon their relative fair value. The Company recorded a beneficial conversion feature associated with the issuance of the Series C-3 Preferred Stock of $1,060,725 and a beneficial conversion feature of $284,811 associated with the Series C-3 Warrants. In May 2003, all then-outstanding shares of Series C-3 Preferred Stock were converted to New Series A Preferred Stock at a rate of 1.5 shares of New Series A Preferred Stock for each share of Series C-3 Preferred Stock and the warrants to purchase additional Series C-3 Preferred Stock were cancelled.

The offering price of the Series C-3 Preferred Stock was $2.00 per share. The Series C-3 Preferred Stock has a cumulative dividend of 8% per annum, which is to be paid in cash, unless at least a majority of the holders of Series C-3 Preferred Stock consent to such dividends being paid in securities of the Company. The Series C-3 Preferred Stock had voting rights equal to those provided to the holders of the common stock, and voted separately as a class as to certain rights set forth in the Certificate and the Series C-3 Stock Purchase Agreement and its related agreements.

Upon a Liquidation Event, the holders of the Series C-3 Preferred Stock were entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C-1 or Series C-2, or common stock, an amount equal to $3.00 per share for each share of Series C-3 Preferred Stock then held, plus all unpaid accumulated dividends. During 2003 and prior to the conversion of the Series C-3 Preferred Stock to New Series A Preferred Stock, the Company accrued dividends of $157,063. At December 31, 2002, the Company had accrued $167,038 of unpaid dividends.

Each share of Series C-3 Preferred Stock is convertible into an equal number of shares of common stock, at the option of the holder, at any time after the date of issuance. The Series C-3 Preferred Stock will be automatically converted into shares of common stock, at the then effective Series C-3 Conversion Price (as defined in the Certificate), immediately upon an Automatic Conversion Event. The shares of Series C-3 Preferred Stock are redeemable at any time on or after November 19, 2004, at a price per share equal to the original price per share plus accrued dividends, upon the written request of at least a majority of the outstanding shares of the Series C-3 Preferred Stock, voting as a single class, that all, or any portion of, the Series C-3 Preferred Stock shall be redeemed.

7. Common Stock

In May 2003, the Company completed a recapitalization of its equity structure. All common stock was converted into New Series A Preferred Stock at a rate of 0.05 shares of New Series A Preferred Stock for each then-outstanding share of common stock. In July 2003, 2,158,921 shares of New Series A Preferred Stock were converted to an equal number of shares of common stock pursuant to the provisions of the New Series B Preferred Stock agreements (see Note 6). The carrying value of the 2,158,921 shares of New Series A Preferred Stock at the conversion date was $3,022,489. The $3,022,274 excess carrying value of the New Series A Preferred Stock over the par value of the common stock was recorded as additional paid-in capital upon conversion.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

8. Stock Options and Warrants

The Company has established the 1999 Long-Term Incentive Plan and the 2003 Long-Term Incentive Plan (the Plans) for granting stock options to employees, officers, and directors. The options are granted at or above the estimated fair market value of the Company’s stock and expire no later than 10 years from the date of grant. The options are exercisable in accordance with vesting schedules that generally provide for them to be fully exercisable four years after the date of grant. As of December 31, 2003 and 2002, the Company had 4,295,500 and 5,949,850 shares, respectively, of common stock, and 355,350 and 0 shares, respectively, of New Series A Preferred stock reserved for options pursuant to the Plan.

The exercise prices are equal to or exceed the estimated fair market value of the common stock as determined by the Board of Directors on the grant dates. The options expire at various dates through 2013. The exercise price for all options outstanding as of December 31, 2003 ranged from $0.28 to $12.00 per share. The weighted-average remaining contractual life of those options outstanding at December 31, 2003 is nine years.

A summary of the Company’s option and warrant activity related to the Company’s common stock for the two years ended December 31, 2003 is presented below:

	Number of Shares	Weighted- Average Exercise Price
Balance at December 31, 2002	244,632	$7.20
Granted	3,327,176	0.32
Exercised	(208)	12.00
Forfeited	(303,877)	0.56

Balance at December 31, 2003	3,267,723	$0.47
Granted	93,750	0.28
Exercised	(4,350)	0.28
Forfeited	(41,399)	0.44

Balance at June 30, 2004	3,315,724	$0.47

Options exercisable at end of period	2,012,755

At December 31, 2003, 1,992,287 options were exercisable at prices ranging from $0.32 to $12.00

During 2003, the Company granted 13,000 options to purchase common stock at $0.28 per share to a nonemployee in addition to payment for services rendered. The options were fully vested upon issuance. The Company deemed the value of the options to be insignificant.

During 2002, the Company granted 948 options to purchase common stock at $12.00 per share to a nonemployee in addition to payment for services rendered. The options were fully vested upon issuance. The Company valued the options at $5,134 and recorded this amount in general and administrative expenses in 2002.

During 2002 and 2003, the Company issued to one of its customers a warrant for the purchase of 5,000 shares of New Series A Preferred stock at an exercise price of $40.00 per share after giving effect to the May 2003 recapitalization (see Note 6) and a warrant to purchase 139,000 shares of common stock at an exercise price of $1.40 per share. The warrants are exercisable for a period of 10 years from the date of issuance. The Company deemed the value of the warrants to be insignificant.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

9. Income Taxes

For the years ended December 31, 2003 and 2002, there is no current provision or benefit for income taxes and the deferred tax benefits have been entirely offset by valuation allowances.

The differences between the amounts of income tax benefit that would result from applying domestic federal statutory income tax rates to the net loss and the net deferred tax assets, related to certain nondeductible expenses, state income taxes, and, most significantly, the changes in the valuation allowance.

The Company’s net deferred tax asset consists of the following:

	December 31
	2003	2002
Gross deferred tax assets:
Net operating loss	$21,232,528	$18,965,903
Deferred revenue	1,369,280	1,188,128
Start-up and organization costs	459,080	765,134
Accrued vacation	—	96,370
Depreciation and amortization	899,519	219,354
Other	135,636	107,405

	24,096,043	21,342,294
Gross deferred tax liabilities:
Capitalized software	(187,526)	(281,890)

Less valuation allowance	(23,908,517)	(21,060,404)

Net deferred tax asset	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which the net operating loss carryforwards are available. Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities, and available tax planning strategies that can be implemented by the Company in making this assessment. Based upon the projected level of historical taxable income over the periods in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a full valuation allowance.

At December 31, 2003, the Company has net operating loss carryforwards of approximately $52,400,000. The Company’s NOL carryforwards will begin to expire in tax year 2019. The timing and manner in which these net operating loss carryforwards may be utilized in any year by the Company will be limited by certain provisions of the U.S. tax code.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

10. Commitments and Contingencies

Lease Commitments

Future minimum rental payments associated with noncancelable lease obligations and prior to renegotiation (see Note 12) are as follows at December 31, 2003:

	Gross Rentals Under Operating Leases	Sublease Rentals	Net Operating Leases
2004	$918,940	$(284,080)	$634,860
2005	489,006	(199,456)	289,550
2006	17,728	—	17,728
2007	—	—	—
2008 and thereafter	—	—	—

	$1,425,674	$(483,536)	$942,138

Assets recorded under capital leases aggregated $0 and $2,131,528 as of December 31, 2003 and 2002, respectively. Accumulated depreciation of assets under capital leases totaled $0 and $1,294,797 at December 31, 2003 and 2002, respectively. Depreciation of the assets under capital lease is included in depreciation and amortization expense.

Rent expense for the years ended December 31, 2003 and 2002 was $633,119 and $692,190, respectively. Rent expense is net of sublease income, which was approximately $261,745 and $151,649 as of December 31, 2003 and 2002, respectively.

Renegotiation of Leases

In February 2004, the Company renegotiated the operating lease for its primary location, reducing its total leased space at that location and returning to the landlord certain space the Company had subleased to another tenant. The new lease extends through 2008.

Litigation

The Company is party to certain legal actions arising in the ordinary course of business. In the opinion of the Company’s management, the liability, if any, under these claims will not have a material effect on the Company’s consolidated financial position or the results of its operations.

In March 2003, the Company reached a settlement of its patent infringement litigation with FreeMarkets, Inc. (FreeMarkets) for $650,000. The terms of this settlement agreement mutually release the Company and FreeMarkets from infringement claims as follows: (1) FreeMarkets shall be free from any claims of infringement based on B2eMarkets’ patents and (2) B2eMarkets shall be free from any claims of infringement against the Company’s current product at the time of settlement based on any FreeMarkets’ patents. The payments to be made to FreeMarkets under this settlement have been included in the balance of accrued expenses as of December 31, 2002. The settlement provides for additional payments to FreeMarkets in the event of a change of control during a five-year period.

11. Employee Benefit Plan

During 2000, the Company established a contributory employee savings plan under Section 401(k) of the Internal Revenue Code, which is available to all employees. The Company may contribute discretionary amounts to individual participant accounts based on specific provisions of the plan. The Company has made no contributions since the plan’s inception.

B2eMarkets, Inc.

Notes to Consolidated Financial Statements

12. Subsequent Events

Sale of Company to Verticalnet, Inc.

On July 19, 2004, the Company completed a sale of all the stock of B2eMarkets, Inc. and its subsidiaries to Verticalnet. Under the agreement, the Company sold all of its issued and outstanding shares in exchange for 5.1 million shares of Verticalnet common stock and a note. The note has a face amount of $5,925,603 and is convertible at the option of Verticalnet or the noteholder into 2,949,204 shares of Verticalnet common stock if such conversion is approved by the shareholders of Verticalnet at its 2004 annual shareholders meeting. The stock is subject to restrictions outlined in the definitive agreement.

ANNEX D

PRO FORMA FINANCIAL STATEMENTS

VERTICALNET, INC.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

Tigris Corp. (Tigris) was acquired by the Company on January 30, 2004 and B2eMarkets, Inc. (B2eMarkets) was acquired by the Company on July 19, 2004. The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2004, and the related unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2004 and the year ended December 31, 2003, give effect to the acquisitions of Tigris and B2eMarkets, as described in Note 2 of the Notes to Pro Forma Condensed Consolidated Financial Statements, as if the transactions had occurred as of June 30, 2004 in the case of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 2003 in the case of the unaudited pro forma condensed consolidated statements of operations.

The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2004 also reflects the $3.0 million private placement completed in August 2004, as described in Note 3 of the Notes to Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma condensed consolidated financial statements have been prepared by management of the Company and should be read in conjunction with the Company’s historical consolidated financial statements, which have been previously filed in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the period ended June 30, 2004, and the historical financial statements of B2eMarkets, which are included elsewhere in this proxy and the historical financial statements of Tigris, which were previously filed on Form 8-K/A by the Company on April 13, 2004. Since the unaudited pro forma condensed consolidated financial statements which follow are based upon the financial condition and operating results of both B2eMarkets and Tigris during periods when it was not under the control or management of Verticalnet, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed on January 1, 2003 nor is it indicative of future financial or operating results.

Verticalnet, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2004

(in thousands)

	Historical (Note 1)
	Verticalnet	B2eMarkets	August Private Placement (Note 3)	Pro Forma Adjustments (Note 2)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$6,966	$698	$3,000	$(2,430	)(a)	$8,234
Accounts receivable, net	6,181	755	—	—		6,936
Prepaid expenses and other current assets	873	185	—	—		1,058

Total current assets	14,020	1,638	3,000	(2,430)		16,228

Property and equipment, net	1,037	518	—	(143	)(c)	1,412
Goodwill	4,924	2,550	—	11,133	(b)	16,057
				(2,550	)(c)
Other intangible assets, net	3,442	552	—	3,780	(b)	7,222
				(552	)(c)
Other assets	1,078	19	—	—		1,097

Total assets	$24,501	$5,277	$3,000	$9,238		$42,016

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Current portion of long-term debt and convertible notes	$1,259	$—	$—	$—		$1,259
Accounts payable and accrued expenses	4,045	1,743	212	(11	)(c)	$5,989
Deferred revenue	1,146	4,344	—	(2,030	)(c)	3,460

Total current liabilities	6,450	6,087	212	(2,041)		10,708

Long-term debt	61	1	—	—		62
Convertible promissory notes	—	—	—	3,899	(a)	3,899

Total liabilities	6,511	6,088	212	1,858		14,669

Redeemable convertible preferred stock	—	37,074	—	(37,074	)(d)	—
Total shareholders’ equity (deficit)	17,990	(37,885)	2,788	6,569	(a)	27,347
				37,885	(d)

Total liabilities and shareholders’ equity (deficit)	$24,501	$5,277	$3,000	$9,238		$42,016

The accompanying notes are an integral part of these statements.

Verticalnet, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2003

(in thousands, except per share data)

	Historical (Note 1)			Pro Forma Adjustments (Note 2)		Pro Forma
	Verticalnet	B2eMarkets	Tigris
Revenues	$9,633	$8,108	$9,786	$—		$27,527
Cost of revenues	3,147	4,357	5,810	—		13,314

Gross profit	6,486	3,751	3,976	—		14,213

Operating expenses:
Research and development	4,070	3,457	—	—		7,527
Selling, general, and administrative	6,847	7,160	4,380	(83	)(k)	17,830
				(474	)(l)
Restructuring reversals	(480)	—	—	—		(480)
Stock-based compensation	544	—	—	—		544
Amortization of other intangible assets	—	206	—	1,224	(e)	2,816
				1,386	(m)

Total operating expenses	10,981	10,823	4,380	2,053		28,237

Operating loss	(4,495)	(7,072)	(404)	(2,053)		(14,024)
Interest and other expense, net	6,520	23	34	474	(f)	7,558
				507	(g)

Loss before income tax benefit	(11,015)	(7,095)	(438)	(3,034)		(21,582)
Income tax benefit	—	—	32	(32	)(n)	—

Net loss	$(11,015)	$(7,095)	$(406)	$(3,066)		$(21,582)

Net loss per share - basic and diluted	$(0.70)					$(0.96)

Weighted average common shares outstanding used in basic and diluted per share calculation (Note 4)	15,675			6,883		22,558

The accompanying notes are an integral part of these statements.

Verticalnet, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the six months ended June 30, 2004

(in thousands, except per share data)

	Historical (Note 1)			Pro Forma Adjustments (Note 2)
	Verticalnet	B2eMarkets	Tigris			Pro Forma
Revenues	$11,071	$3,883	$982	$—		$15,936
Cost of revenues	5,131	1,746	539	—		7,416

Gross profit	5,940	2,137	443	—		8,520

Operating expenses:
Research and development	2,445	1,836	—	—		4,281
Selling, general, and administrative	5,360	2,643	306	4	(o)	8,273
				(40	)(p)
Stock-based compensation	921	—	—	—		921
Amortization of other intangible assets	377	206	—	592	(h)	1,267
				92	(q)

Total operating expenses	9,103	4,685	306	648		14,742

Operating loss	(3,163)	(2,548)	137	(648)		(6,222)
Interest and other expense, net	318	3	1	237	(i)	837
				278	(j)

Net loss	$(3,481)	$(2,551)	$136	$(1,163)		$(7,059)

Net loss per share - basic and diluted	$(0.14)					$(0.24)

Weighted average common shares outstanding used in basic and diluted per share calculation (Note 4)	24,500			5,398		29,898

The accompanying notes are an integral part of these statements.

Note 1: HISTORICAL FINANCIAL STATEMENTS

The historical balances of Verticalnet, Inc. (“Verticalnet” or the “Company”) reflect the consolidated balance sheet as of June 30, 2004, and the consolidated results of operations for the year ended December 31, 2003 and six months ended June 30, 2004, as reported in the consolidated financial statements which have been previously filed in the Company’s SEC filings. The historical balances of B2eMarkets, Inc. (“B2eMarkets”) as of June 30, 2004 and for the year ended December 31, 2003 and six months ended June 30, 2004 were derived from B2eMarkets’ historical consolidated financial statements. The historical statements of operations balances of Tigris Corp (“Tigris”) represent the results for Tigris, prior to the acquisition date of January 30, 2004.

Note 2: ACQUISITIONS

B2eMarkets, Inc.

On July 19, 2004, Verticalnet, through its direct, wholly-owned subsidiary Popcorn Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), acquired B2eMarkets through a merger. The acquisition of B2eMarkets was made pursuant to an Agreement of Merger (the “Merger Agreement”) dated July 16, 2004 by and among Verticalnet, Acquisition Sub and B2eMarkets. Pursuant to the terms of the Merger Agreement, B2eMarkets was merged with and into Acquisition Sub on July 19, 2004, with Acquisition Sub being the surviving corporation. Thereafter, Acquisition Sub changed its name to Verticalnet Employees II. As a result of the merger, B2eMarkets’s wholly-owned subsidiaries, B2e Sourcing Optimization, Inc., B2e Contract Management, Inc., B2eMarkets, B.V., B2eMarkets France S.A.R.L., and B2eMarkets UK Limited (together referred to as “B2e Subsidiaries”) are now indirect, wholly-owned subsidiaries of Verticalnet.

B2eMarkets’ business consists of the development of an eSourcing software suite which includes strategy formulation, negotiation management, contract management and compliance, and performance management. The combined company, which operates under the Verticalnet® name, brings together Verticalnet’s top rated Spend Analysis and Advanced Sourcing solutions with B2eMarkets’ leading eSourcing suite. Benefits of this combination include:

•	B2eMarkets brings proven “best of breed” competence in program management, eSourcing, contract management, and performance management capabilities, which when combined with Verticalnet’s existing capabilities, provides a comprehensive suite of supply management solutions.

•	The combination of B2eMarkets and Verticalnet creates a company with increased scale from a financial, customer, and product standpoint. B2eMarkets generated approximately $8.1 million in revenues in the year ended December 31, 2003.

•	A majority of B2eMarkets’ customers operated via an on-demand software model with long-term subscription agreements. The subscription model provides Verticalnet with a more balanced software and services revenue mix and enhanced visibility of future revenues.

•	With over 35 software customers with registered users on six continents using B2eMarkets’ solutions, Verticalnet has expanded its base of software customers. In addition, the combined company has more than ten European customers in France, the United Kingdom, and Northern Europe.

•	Having been partners for the six months prior to the merger, the companies worked closely together in go-to-market efforts and in joint product planning. Prior to the merger, Verticalnet and B2eMarkets had several common customers and had been jointly selected in multiple competitive sales processes.

The consideration for the purchase transaction was approximately $12.9 million, including transaction costs of approximately $2.4 million. Pursuant to the Merger Agreement, Verticalnet agreed to issue an aggregate amount of 5,100,000 shares of common stock, valued on the date of closing at approximately $6.6 million, and a promissory note (the “Promissory Note”) in the principal amount of approximately $5.9 million (valued at approximately $3.9 million by an independent appraiser) to the holders of shares of preferred stock of B2eMarkets. The Promissory Note accrues interest at the rate of 8% per annum. Half of the outstanding principal amount of the Promissory Note is payable on July 16, 2007 and the remaining outstanding principal amount and interest earned thereon is payable on July 16, 2008. Subject to approval by Verticalnet’s shareholders, the Promissory Note is convertible into 2,949,204 shares of Verticalnet common stock. Upon obtaining such approval, either Verticalnet or the noteholders can require the conversion of the Promissory Note into Verticalnet common stock.

The acquisition will be accounted for under the purchase method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. Such allocation has been based on estimates that may be revised at a later date. Therefore, actual amounts may differ from those in the unaudited pro forma condensed consolidated financial statements. The excess of the purchase price over the fair value of the net tangible assets acquired was approximately $14.9 million, which has been allocated to the covenants not-to-compete, customer contracts, customer relationships, technology and goodwill in the amounts of $40,000, $610,000, $1.5 million, $1.7 million and $11.1 million, respectively. The following are the estimated useful lives for each intangible asset:

Covenants not-to-compete	1.0 year
Customer contracts	1.5 years
Customer relationships	6.5 years
Technology	3.0 years

The following pro forma adjustments for the B2eMarkets acquisition are reflected in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2004, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the six months ended June 30, 2004:

Unaudited Pro Forma Adjustments to Condensed Consolidated Balance Sheet

(a)	Reflects the consideration issued by the Company to consummate the acquisition (in thousands):

Issuance of common stock	$6,569
Issuance of convertible promissory note	3,899
Transaction costs	2,430

Total consideration	$12,898

(b)	Reflects the recording of the purchase transaction (in thousands):

Total consideration per above	$12,898
Fair value of net liabilities assumed	2,015

Excess purchase price to be allocated	$14,913

The excess purchase price was allocated as follows (in thousands):

Covenant not-to-compete	$40
Customer contracts	610
Customer relationships	1,480
Technology	1,650
Goodwill	11,133

$14,913

(c)	Reflects opening balance sheet adjustments.

(d)	Reflects the elimination of the preferred stock and shareholders’ deficit accounts of B2eMarkets.

Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations for the year ended December 31, 2003

(e)	Reflects amortization expense for the intangible assets.

(f)	Reflects the interest expense accrued on the convertible promissory note.

(g)	Reflects the accretion on the carrying value of the convertible promissory note.

Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations for the six months ended June 30, 2004

(h)	Reflects amortization expense for the intangible assets.

(i)	Reflects the interest expense accrued on the convertible promissory note.

(j)	Reflects the accretion on the carrying value of the convertible promissory note.

Tigris Corp.

On January 30, 2004, Verticalnet, through its direct, wholly-owned subsidiary, River Acquisition Co., Inc., a Delaware corporation (“Acquisition Co.”), acquired through a merger Tigris Corp., a New York corporation, from Brent Habig (the “Stockholder”). The merger was made pursuant to an Agreement of Merger (the “Tigris Merger Agreement”) dated January 30, 2004 by and among Verticalnet, Acquisition Co. and the Stockholder. Pursuant to the terms of the Tigris Merger Agreement, Tigris was merged with and into Acquisition Co. on January 30, 2004, with Acquisition Co. being the surviving corporation. Thereafter, Acquisition Co. changed its name to Tigris I Corp. As a result of the merger, Tigris’s wholly-owned subsidiary, Tigris Consulting UK, Ltd. (“Tigris UK”), is now an indirect, wholly-owned subsidiary of Verticalnet.

As a result of this acquisition, the Company has enhanced its capability to serve enterprise customers by expanding its spend analysis and strategic sourcing domain expertise while adding additional technology tools in the area of bid optimization and advanced sourcing tools.

The consideration for the purchase transaction was approximately $12.1 million, including transaction costs of approximately $300,000. The consideration included $3.5 million in cash, 1,870,450 shares of Verticalnet’s common stock valued on the date of closing at approximately $5.7 million, (355,029 shares were held in escrow until they were released to the Stockholder on April 30, 2004), issuance of employee options to purchase 751,670 shares of Verticalnet’s common stock valued as of the date of acquisition at $2.2 million, and assumed debt of approximately $346,000. The acquisition was accounted for under the purchase method of accounting. Under this method, the purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of the purchase price over the fair value of the net tangible assets acquired was approximately $8.5 million, which has been allocated to customer contracts and relationships, a strategic relationship, a non-compete agreement and goodwill in the amounts of $1.8 million, $1.5 million, $200,000 and $4.9 million, respectively. The amortization of the customer contracts and relationships and the strategic relationship intangible assets are based on an attrition analysis and the non-compete intangible asset is being amortized on a straight line basis. The following are the amortization percentages by year:

	Year 1	Year 2	Year 3	Year 4	Year 5
Customer contracts and relationships	47.3%	37.6%	15.1%	—	—
Strategic relationship	31.1%	24.3%	19.9%	13.9%	10.8%
Non-compete agreement	20.0%	20.0%	20.0%	20.0%	20.0%

The following pro forma adjustments for the Tigris acquisition are reflected in the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and for the six months ended June 30, 2004:

Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations for the year ended December 31, 2003:

(k)	Reflects the change in compensation for Tigris’ Chief Executive Officer and sole shareholder, based on the amount per his new employment agreement.

(l)	Represents the effect of the renegotiated operating lease for a New York City office, which was negotiated in concert with the transaction.

(m)	Reflects amortization expense for the intangible assets.

(n)	Reflects the elimination of Tigris’ historical tax benefit.

Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of Operations for the six months ended June 30, 2004:

(o)	Reflects the change in compensation for Tigris’ Chief Executive Officer and sole shareholder, based on the amount per his new employment agreement.

(p)	Represents the effect of the renegotiated operating lease for the New York City office, which was negotiated in concert with the transaction.

(q)	Reflects amortization expense for the intangible assets.

Note 3: PRIVATE PLACEMENT

In August 2004, the Company completed a $3.0 million private placement of its common stock. The Company issued 3,000,000 shares of common stock along with warrants to purchase 1,200,000 shares of common stock at an exercise price of $1.25 per share. The Company received approximately $2.8 million in net proceeds from this transaction.

Note 4: PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

The weighted average shares outstanding used in the pro forma basic and diluted net loss per share calculations for the year ended December 31, 2003 and for the six months ended June 30, 2004 includes 1,870,450 and 5,100,000 shares of Verticalnet’s common stock issued in the acquisitions of Tigris and B2eMarkets, respectively, as if the acquisitions had occurred on January 1, 2003. In addition, 355,029 common shares held in escrow in connection with the acquisition of Tigris have been excluded from the loss per share calculation and are only included in the loss per share calculation subsequent to their deemed release date of March 31, 2003.

For the purposes of the proforma, the shares are deemed to be released on March 31, 2003 (i.e., 3 months after their deemed issuance date of January 1, 2003) rather than their actual release date of April 30, 2003.

PROXY

PROXY FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS OF VERTICALNET, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate your vote, on the back of this card. Please return this card in the enclosed envelope for receipt by us prior to                     , 2004 (proxy cards received on or after                     , 2004 will not be counted). Your vote is important.

When you sign and return this proxy card, you:

•	Appoint Gene S. Godick, Christopher G. Kuhn and James W. McKenzie, Jr., and each of them, each with the power to appoint his substitute, as proxies to vote your shares as you have instructed on the reverse side of this card, at the annual meeting to be held on , , 2004 in the offices of Morgan, Lewis & Bockius, LLP, 1701 Market Street, Philadelphia, Pennsylvania, and at any adjournments or postponements of the meeting;

•	Authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and

•	Revoke any previous proxy you may have signed.

IF YOU DO NOT SPECIFY HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE “FOR” EACH NOMINEE, “FOR” EACH PROPOSAL AND IN THEIR DISCRETION AS TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

(Continued and to be Signed and Dated on the Reverse Side)

2004 ANNUAL MEETING OF SHAREHOLDERS OF

VERTICALNET, INC.

                , 2004

CO. #:

ACCT.#:

PROXY VOTING INSTRUCTIONS

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Verticalnet encourages you to use either of these cost-effective and convenient ways of voting.

TO VOTE BY TELEPHONE AT ANY TIME (TOUCH-TONE PHONE ONLY)

Please call toll-free              – Verticalnet to confirm phone number at any time and follow the instructions. Have your control number and the proxy card available when you call. Telephone voting is available to shareholders until 10:00 a.m. on                     , 2004.

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided for receipt by us no later than                     , 2004 (proxy cards received on or after                     , 2004 will not be counted). If you vote by telephone or the Internet, please do not mail your proxy card.

YOUR CONTROL NUMBER IS

Please Detach and Mail in the Envelope Provided

X	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1.

1. ELECTION OF DIRECTORS

Nominees:

FOR ALL NOMINEES LISTED AT RIGHT (EXCEPT AS INDICATED TO THE CONTRARY)	☐	Jeffrey C. Ballowe Michael J. Hagan Gregory G. Schott

WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED AT RIGHT	☐	Jeffrey C. Ballowe Michael J. Hagan Gregory G. Schott

* To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

2. APPROVAL OF AMENDMENT AND RESTATEMENT OF VERTICALNET, INC. 2000 EQUITY COMPENSATION PLAN INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 4,000,000 TO 7,000,000.

FOR APPROVAL OF PROPOSAL NO. 2	☐

AGAINST APPROVAL OF PROPOSAL NO. 2	☐

ABSTAIN	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

3. APPROVAL OF THE CONVERSION FEATURE OF THE $5,925,603 PROMISSORY NOTE VERTICALNET ISSUED IN CONNECTION WITH THE ACQUISITION OF B2EMARKETS, INC.

FOR APPROVAL OF PROPOSAL NO. 3	☐

AGAINST APPROVAL OF PROPOSAL NO. 3	☐

ABSTAIN	☐

4. OTHER MATTERS

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

SIGNATURE: DATE:

SIGNATURE IF HELD JOINTLY: DATE:

NOTE: PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD.

Include your title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership. All joint owners must sign.